UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Thor Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GO YOUR OWN WAY™

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

THOR | INDUSTRIES

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	1

Letter From the

Board of Directors

Dear Fellow Shareholders of Thor Industries:

As the stewards of your Company, we are very pleased to have this opportunity to report our Fiscal Year 2017 results in this year’s Proxy Statement.

We seek to govern your Company in a transparent manner that is defined by good governance and dedicated to the goal of driving long-term value to our Shareholders. We focus our efforts on business strategy, risk management, talent development, succession planning, and Thor’s commitment to its culture of ethics and compliance. Our mission is to help your Company achieve sustainable operating and financial performance and to drive both short-term and long-term Shareholder value.

GOVERNANCE DEVELOPMENTS

At Thor, we believe that good corporate governance is the foundation for financial integrity and sustained performance. Our focus on governance in Fiscal Year 2017 led to significant changes during and following our Fiscal Year. Significant governance developments from Fiscal Year 2017 included:

•	We formulated a proposal to amend our By-laws consistent with current best practices to institute a proxy access program and adopt certain advance notice provisions for Shareholder proposals that will be voted upon at our December Board meeting. Upon approval, the proxy access program will provide proxy access to a group of up to twenty (20) Shareholders who have maintained ownership of at least 3% of Thor’s outstanding stock for at least three (3) years the right to include in the Company’s Proxy Statement nominees for election as Directors representing up to 25% of the Board or a total of two (2) Directors, whichever is greater.
•	We formalized a policy that mandates the initial list of Director candidates from which the Board will select a nominee to include qualified candidates with diversity of race, ethnicity, and gender. This is a practice that had been followed by our Board in recent searches but had not been placed into formal policy. Our Board and several of you, our Shareholders, saw the importance of this policy, and it was enacted at our October 2017 meeting.

•	We amended our By-laws to require that Directors be elected by a majority of the votes cast in uncontested elections and to require Directors who are nominated for election at an annual meeting but do not receive the required majority vote to submit their resignations from the Board.

•	We implemented an age limit policy with our Board under which any Director of the age 72 or older must submit his or her resignation to the Board for consideration each year prior to our October meeting.

•	We formulated a proposal to amend our Certificate of Incorporation to eliminate our classified Board and require that each Director stand for election at each annual meeting. We expect our Board of Directors to vote on this proposal at its December 2017 meeting.

FISCAL YEAR 2017 OPERATIONS

In Fiscal Year 2017, Thor maintained its unbroken streak of profitability since its inception and extended its streak of delivering record results in

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both net sales and profitability to 10 consecutive quarters when measured on a year over year basis. The accretive impact of the Jayco acquisition, combined with strong organic growth, led to significant growth in both net sales and net income of 58% and 46%, respectively.

Over the course of Fiscal Year 2017, Thor’s management team successfully integrated the operations of Jayco while it managed the increasing demand for all Thor products throughout North America by implementing an aggressive capital expansion program designed to increase the Company’s ability to meet the great but still growing demand for its products. Our management team possesses a great deal of industry experience, making it adept at evaluating strategic decisions and implementing aggressive yet prudent strategic measures which allowed for significant organic growth of Thor’s operations.

The Jayco acquisition has been a great success, delivering immediate and significant accretive value. While great strides have been made in the midst of a demanding marketplace, opportunities for improved performance remain, and management at both Thor and Jayco remain focused on continuing to drive improved margins at Jayco.

As part of the Jayco transaction, Thor took on long-term debt for the first time in its recent history, borrowing $360 million. At the time it entered into the credit facility, Thor boldly announced its intent to retire that debt within three (3) years. Our outstanding performance in Fiscal Year 2017 enabled us to aggressively reduce the outstanding loan balance by approximately $215 million, leaving us ahead of our original ambitious schedule. Shortly after the end of our fiscal year, we repaid an additional $55 million of our debt, leaving only $90 million of the original $360 million outstanding on our credit facility. We anticipate fully retiring this debt in Fiscal Year 2018 absent an alternative to strategically employ funds available under the credit facility.

While Thor did not enter into an acquisition in Fiscal Year 2017, its appetite for accretive and opportunistic acquisitions remains undiminished. As we announced in the wake of the Jayco acquisition, neither this Board nor our management team sees any hard stop to our acquisition strategy, which has long been a centerpiece to our strategic growth plan. We will remain disciplined in our strategy of growing both organically and through acquisitions that fit within our strategic vision of the Company.

In Fiscal Year 2017, we remained dedicated to our history of annual dividend increases as we made a 10% increase in the quarterly dividend. Since the end of Fiscal Year 2017, we announced an increase in the dividend for Fiscal Year 2018, making Fiscal Year 2018 our 8th straight year of dividend increases. We believe that our performance and our positioning for the future provide great reason for optimism amongst our fellow Shareholders.

We thank you—our Shareholders—for the trust and confidence that each of you place in Thor, and we hope to see you at the Meeting.

The Board of Directors of Thor Industries, Inc.

NORTH POINT
by Jayco

2017

Thor maintained its unbroken streak of profitability since its inception and continued its streak of delivering record results in both net sales and profitability, extending that streak of record top and bottom line results to 10 consecutive quarters on a year over year basis.

4	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

Notice of Annual Meeting of Shareholders

Important Notice Regarding the Availability of Proxy Materials for the Thor Industries, Inc. Annual Meeting of Shareholders to be Held on December 12, 2017.

Dear Fellow Shareholders:

It is our pleasure to invite you to our Annual Meeting of Shareholders (our “Meeting” or “Annual Meeting”) that will be held on December 12, 2017, at 1:00 p.m., Eastern Standard Time, at the Grand Hyatt New York, 109 East 42nd Street, New York, NY 10017 in the Park Avenue Room. At the Meeting, our Shareholders will be asked to:

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

You are entitled to vote at the Meeting if you were a holder of record of Thor Industries, Inc. stock, $0.10 par value (“Common Stock”), at the close of business on October 16, 2017. At the close of business on that date, 52,694,365 shares of our Common Stock were outstanding and entitled to vote.

INTERNET

You may vote by internet 24 hours a day through 11:59 p.m., Eastern Standard Time, on December 11, 2017, by following the instructions listed on the Notice Card.

TELEPHONE

You may vote by telephone 24 hours a day through 11:59 p.m., Eastern Standard Time, on December 11, 2017, by following the instructions listed on the Notice Card.

MAIL

You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. You may request proxy materials by following the instructions listed on the Notice Card. You may then vote by completing, signing, dating, and returning a proxy card.

IN PERSON

Attend the Meeting in person. If you plan to attend the Annual Meeting, you will be required to present photo identification and verification of the amount of shares held as of October 16, 2017, to gain access to the meeting.

Notice to Shareholders: Our 2017 Proxy Statement and Annual Report on Form 10-K are available free of charge on our website at www.thorindustries.com.

BOARD RECOMMENDATIONS
• Elect the Class A Directors named in the Proxy Statement;	FOR
• Ratify the appointment of the independent registered public accounting firm;	FOR
• Vote, on an advisory basis, to approve the Named Executive Officer compensation;	FOR
• Vote, on an advisory basis, on the frequency of holding the “Say on Pay” vote;	EVERY YEAR
• Transact such other business as may properly come before the Meeting.

Shareholders of record as of the close of business on October 16, 2017 (the “Record Date”) are entitled to vote at the Annual Meeting and any postponement or adjournment thereof. We hope that you will attend our Meeting. In the event that you cannot attend, we strongly urge you to vote your shares by following the instructions on the included Notice card.

Thor Industries values the input of its Shareholders tremendously. Your vote, every vote, is important to us. Please take the time to review our Proxy Statement and submit your votes.

We appreciate your continued confidence in our Company and look forward to seeing you at the Annual Meeting on December 12, 2017.

Peter B. Orthwein	Todd Woelfer
Executive Chairman of the Board	Senior Vice President, General Counsel, and Corporate Secretary
The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	5

Proxy Summary

This summary highlights certain information contained in our Fiscal Year 2017 Proxy Statement. While it does not contain all of the information in this Proxy Statement, it provides an overview of the information discussed herein. You should carefully review the entire Proxy Statement before voting.

VOTING MATTERS

BOARD RECOMMENDATION

PROPOSAL 1: Election of Directors

Jan H. Suwinski

Mr. Suwinski has been a director since 1999 and lead director since 2013. He is currently the chair of our Compensation and Development Committee and a member of our Audit Committee, which he chaired until 2011. He retired from the Samuel-Curtis Johnson Graduate School of Management at Cornell University in 2016 where he co-taught the Strategic Operations Immersion course as well as courses in Business Strategy and Strategic Alliances. Mr. Suwinski has held various other managerial roles at several companies. Mr. Suwinski’s management experience and public company board experience make him an asset to our Board.

FOR

J. Allen Kosowsky

Mr. Kosowsky joined our Board in 2010. He is currently the chair of our Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Kosowsky is a certified public accountant and owns his own advisory firm providing services in property valuations, forensic accounting, financial analysis, and alternative dispute resolutions. In September of 2016, Mr. Kosowsky become a National Association of Corporate Directors fellow. His extensive accounting experience, financial expertise, and training make him an asset to our Board.

FOR

Wilson Jones

Mr. Jones joined our Board in 2014. He is a current member of our Audit and Compensation and Development Committees. Mr. Jones is the President and CEO of Oshkosh Corporation. He has held various management positions with Oshkosh and its divisions. His extensive management experience in specialty vehicles makes him an asset to our Board.

FOR

PROPOSAL 2: Ratification of appointment of Independent Registered Accounting Firm for Fiscal Year 2018	FOR

PROPOSAL 3: Advisory vote to approve the compensation of our Named Executive Officers (“NEOs”)	FOR

PROPOSAL 4: Advisory vote on the frequency of holding the “Say on Pay” Vote	EVERY YEAR

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Business Highlights

In Fiscal Year 2017, we set a record as we generated $7.25 billion in sales. Our top line drove records for our net income at $374 million and diluted earnings per share at $7.09.
Our three-year Total Shareholder Return averaged nearly 30% and put us at the top of our peer group that is disclosed in this proxy statement.

RECORD EARNINGS Management’s dedication to our Strategic Plan drives record earnings.

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	7

SALES GROWTH A combination of the execution of our strategic plan and the support of strong tailwinds in our industry drove record top-line performance.

DILUTED EPS Industry leading top and bottom line performance leads to strong EPS growth.

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Business Highlights

HISTORY OF INCREASING REGULAR DIVIDENDS

Thor’s ultimate mission is to return value to our Shareholders. To that end, Thor has increased its regular dividends each of the last 7 years, and recently announced a 12% increase in the dividend awarded in the first quarter of Fiscal Year 2018.

CASH GENERATION We have a strong history of consistent cash generation and Fiscal Year 2017 was no exception.

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	9

Compensation Highlights

ALIGNMENT OF PAY AND PERFORMANCE

In Fiscal Year 2017, Thor remained true to its compensation plan that has provided true pay for performance since its inception. Our plan relies heavily upon variable performance-based incentives calculated upon the Company’s net profit before tax (“NBT”), resulting in a strong linkage between pay and performance. Our plan, while different, is time-tested and proven, and the Company remains confident that it drives performance and aligns CEO pay with our return to Shareholders better than alternative plans.

In Fiscal Year 2017, a predominant percentage of our CEO and other Named Executive Officers (“NEOs”) compensation was variable incentive pay as demonstrated by the following charts:

KEY COMPENSATION ACTIONS TAKEN IN FISCAL YEAR 2017

•	No increase in base salary or change in incentive metrics for our CEO, Mr. Martin

•	Increase in base salary for our Senior Vice President, General Counsel, and Corporate Secretary, Todd Woelfer, to recognize an expansion in his responsibilities and to award him for outstanding performance

•	Use of a compensation advisory firm, Willis Towers Watson, for benchmarking

•	Obtained Shareholder approval of our 2016 Equity and Incentive Plan

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Corporate Governance Highlights

Good corporate governance is essential to the continued long-term success of our business. The following list identifies important governance actions and practices at Thor in Fiscal Year 2017:

DIRECTOR INDEPENDENCE	• Six (6) of our eight (8) Directors are independent

• Independent Lead Director

• Board committees comprised entirely of independent members of the Board

• Independent Directors meet without management present

BOARD REFRESHMENT	• Balance of new and experienced Directors

• Implemented a mandatory retirement policy requiring all Directors who are 72 years of age or older to submit a resignation to the Board for consideration each year

BOARD ACCOUNTABILITY

•  Implemented a majority voting standard for Directors requiring Directors in uncontested elections to be elected by a majority of the votes cast and requiring submission of resignation in the event that the required majority vote is not received

•  Developed a proposal to amend our Certificate of Incorporation to declassify our Board and require each Director to stand for election each year, which is to be considered by our Board in 2017 and submitted to our Shareholders for approval at the 2018 Annual Meeting

BOARD EVALUATION	• Annual Board Self-Assessment
& EFFECTIVENESS	• Bifurcated Chairman and CEO roles

DIRECTOR ENGAGEMENT	• All current Directors attended 96% of Board and Committee meetings in
Fiscal Year 2017

• No Directors serve on an excessive number of outside boards

• Board committees possess right to hire advisors

• Executives do not sit on outside For-Profit boards

CLAWBACK AND ANTI-HEDGING POLICIES	• “No Fault” Clawback Policy: Return of incentive compensation when financial restatement is required

• Anti-hedging, short sale, and pledging policies

•  Double trigger change in control provisions added to 2010 Equity Plan and made part of our 2016 Equity Plan requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award

SHARE OWNERSHIP	• Share ownership and retention guidelines for Directors and Officers

PROXY ACCESS	• Developed a proposal to amend our By-laws at our December Directors’ meeting to allow for Proxy Access for up to twenty (20) Shareholders who, in the aggregate, hold at least 3% of Thor’s outstanding stock for a period of at least three (3) years and in connection therewith to adopt certain advance notice provisions for Shareholder proposals

BOARD ENGAGEMENT	• Continued Shareholder and advisory firm engagement

• Disclosure of Company Governance Guidelines

OUTBACK

Lucky Number

Seven

$7.25 Billion

Our Fiscal Year 2017 was another breakthrough year for our Company as we achieved over $7 billion in Net Sales.

$7.09 Per Share

The Company's Diluted Earnings per share were over $7 per share.

7 Years

Of Increasing Dividends.

12	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

Table of Contents

PROXY STATEMENT

This Proxy Statement is provided in connection with the solicitation of proxies, by order of the Board of Directors (the “Board” or “Board of Directors”) of Thor Industries, Inc. (the “Company”, “Thor”, “we”, or “us”), to be used at the 2017 Annual Meeting of the Shareholders of the Company. The proxy card or voting instruction form sets forth your holdings of Common Stock of the Company. We expect that, on or after November 2, 2017, this Proxy Statement will be available through the Internet.

PROXY SUMMARY
4	Notice of Annual Meeting
4	Board Recommendations
13	Voting Instructions and Information
ELECTION OF DIRECTORS
15	Proposal 1 – Election of Directors
17	Director Nominees
19	Current Directors Not Up for Re-Election
23	Corporate Governance
25	Board Risk Oversight
27	Shareholder Communications
29	Executive Officers Who Are Not Directors
RATIFICATION OF INDEPENDENT AUDITORS
30	Proposal 2 – Ratification of Independent Registered Public Accounting Firm
32	Report of Audit Committee
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
33	Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation
ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE
34	Proposal 4 – Advisory Vote on Frequency of Executive Compensation Vote
COMPENSATION DISCUSSION AND ANALYSIS
35	CD&A Summary
40	Our Compensation Philosophy
42	Our NEO Compensation for Fiscal Year 2017
44	Additional Compensation Elements
45	Severance Plans and Change in Control Agreements
46	How We Make Compensation Decisions
47	Our Peer Group
48	Measuring the Alignment
49	Report of the Compensation and Development Committee
50	Interlocks, Insider Participants and Risk Assesment
51	Summary Compensation Table
52	Grants of Plan-Based Awards
53	Executive Employment Agreements
53	Summary of Equity Compensation Plans
59	Outstanding Equity Awards at 2017 Fiscal Year-End
60	Option Exercises and Shares Vested in Fiscal Year 2017
60	Non-Qualified Deferred Compensation for Fiscal Year 2017
61	Summary of Deferred Compensation Plan
62	Ownership of Common Stock
64	Additional Corporate Governance Matters
64	Certain Relationships and Transactions with Management

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	13

Voting Instructions and Information

GENERAL INFORMATION ABOUT OUR ANNUAL MEETING

A copy of this Proxy Statement and our Annual Report for the fiscal year ended July 31, 2017 (“Fiscal Year 2017”), will be sent to any Shareholder who requests a copy through any of the following methods:

•	By internet: www.proxyvote.com

•	By telephone: 1-800-579-1639

•	By e-mail: sendmaterial@proxyvote.com

The Annual Report is not to be considered a part of this proxy soliciting material.

VOTING INSTRUCTIONS AND INFORMATION

Who Can Vote

You are entitled to vote if our records show that you held shares in our Company as of the Record Date, October 16, 2017. At the close of business on that date, 52,694,365 shares of our Common Stock were outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote. A list of Shareholders entitled to vote at the Annual Meeting will be available for examination by Shareholders at the Meeting.

How to Vote

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Shareholder of record, we may furnish our proxy materials, including this Proxy Statement and our Annual Report to Shareholders, by providing access to these documents on the Internet. Generally, Shareholders will not receive printed copies of the proxy materials unless they request them.

If your Common Stock is held through a broker, bank, or other nominee (held in “street name”), you will receive instructions from the entity holding your stock that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from the entity holding your shares and bring it to the Meeting.

If you hold shares in your own name as a holder of record with our transfer agent, Computershare, you may instruct the proxies how to vote by following the instructions listed on the Notice of Internet Availability (“Notice Card”) or the proxy card (if printed materials were requested).    Of course, you can always come to the Meeting and vote your shares in person.

Shareholders may vote their shares by proxy in any of the following ways:

1.	By Internet: You may vote by internet 24 hours a day through 11:59 p.m., Eastern Standard Time, December 11, 2017, by following the instructions listed on the Notice Card.

2.	By Telephone: You may vote by telephone 24 hours a day through 11:59 p.m., Eastern Standard Time, December 11, 2017, by following the instructions listed on the Notice Card.

3.	By Mail: You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. You may request proxy materials by following the instructions listed on the Notice Card. You may then vote by completing, signing, dating, and returning a proxy card.

4.	Attend the Meeting in person.

A proxy submitted by mail that is properly executed and timely returned to our Company that is not revoked prior to the Meeting will be voted in accordance with your instructions. If no instructions are given with respect to the proposal to be voted upon at the Meeting, proxies will be voted in accordance with the recommendations of our Board of Directors on such proposals. You may revoke your proxy at any time until exercised by giving written notice to the Secretary of our Company, by voting in person at the Meeting, or by timely submitting a later-dated proxy by mail, internet, or telephone. At our Meeting, a representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

14	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

Voting Instructions and Information

How Votes are Counted

A quorum is required to transact business at our Meeting. Shareholders of record constituting a majority of the shares entitled to cast votes shall constitute a quorum. If you have returned valid proxy instructions or attend the Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters voted upon at the Meeting. Abstentions and broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting

Your vote may be (i) “for” or “withhold” on the proposal relating to the election of Directors, “every year”, “every two years”, “every three years”, or “abstain” on the proposal relating to the frequency of the “Say on Pay” votes, and (iii) “for”, “against”, or “abstain” on each of the other proposals. The affirmative vote of a majority of the votes cast is required to approve each proposal. Broker non-votes and abstentions do not impact the outcome of the vote as they are not counted as votes cast. It is important to be aware that if you hold shares in street name with a broker, bank, or other nominee, and you do not submit voting instructions, then your broker, bank, or nominee will not be permitted to vote your shares in its discretion on any of the matters set for vote at our Meeting other than Proposal 2 relating to the ratification of our independent registered public accounting firm, which is considered a routine matter.

Cost of Proxy Solicitation

The cost of solicitation is being borne by our Company.

Shareholders Sharing an Address

We will deliver only one Notice of Internet Availability and one Proxy Statement, if requested, to multiple Shareholders sharing an address unless we receive contrary instructions from one or more of such Shareholders. We will undertake to deliver promptly, upon written or oral request, separate copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement to a Shareholder at a shared address to which single copies of the Notice of Internet Availability, Annual Report, and/ or Proxy Statement are delivered. A Shareholder can notify us either in writing or by phone that the Shareholder wishes to receive separate copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement, or Shareholders sharing an address can request delivery of single copies of the Notice of Internet Availability, Annual Report and/or Proxy Statement if they are receiving multiple copies by contacting us at Thor Industries, Inc., 601 East Beardsley Avenue, Elkhart, IN 46514, Attention: Corporate Secretary, (574) 970-7460.

Board Recommendations

Our Board of Directors recommends that you vote FOR each of the Director nominees, FOR the ratification of the appointment of the independent registered public accounting firm, FOR the advisory vote approving the compensation of our named Executive Officers, and EVERY YEAR for the advisory vote on the frequency of our Say on Pay.

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	15

Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors nominated our three (3) Class A Directors to stand for election to the Board of Directors at the Meeting: Our Lead Director and Chair of our Compensation and Development Committee, Jan H. Suwinski; the Chair of our Nominating and Governance Committee, J. Allen Kosowsky; and Director Wilson Jones. All of the nominees currently serve as members of the Board of Directors. These individuals have agreed to be named in our Proxy Statement as nominees and to serve as members of the Board of Directors if elected by the Shareholders. In making this nomination, our Board recognizes that it is of critical importance to the Company that the nominees be individuals who bring critical skills and unique voices to our boardroom, and the Board carefully considered each nominee’s contributions to the Board and his unique skills and qualifications.

Up for election this year are the Class A Directors, Jan H. Suwinski, J. Allen Kosowsky, and Wilson Jones. Andrew E. Graves and Alan Siegel, our Class C Directors, have been elected to serve until the 2018 Annual Meeting. Peter B. Orthwein, Robert W. Martin, and James L. Ziemer currently serve as our Class B Directors with terms expiring at the 2019 Annual Meeting.

The representatives designated to vote by proxy intend to vote FOR the election of the nominees listed below. In the event that any nominee becomes unavailable for election (a situation our Board does not now anticipate), the shares represented by proxies will be voted, unless authority is withheld, for such other person as may be designated by our Nominating and Corporate Governance Committee.

Diversity Policy
Our Board has adopted a Diversity Policy, requiring the initial list of candidates from which the Board will select nominee(s) to include qualified candidates with diversity of gender, race, and ethnicity.

Qualifications and Process for Nominees

Our Board believes that it is necessary for each of our Directors to possess many diverse qualities and skills. When searching for new candidates, our Nominating and Corporate Governance Committee considers the evolving needs of our Board, which are defined by our need for guidance in our business, and searches for candidates who fill any current or anticipated future gap. Our Board also believes that all Directors must possess a considerable amount of business management experience. Our Nominating and Corporate Governance Committee also evaluates candidates on, as applicable, the satisfaction of any independence requirements imposed by law, regulation, the New York Stock Exchange (the “NYSE”), and/or our Corporate Governance Guidelines. When evaluating Director candidates, our Nominating and Corporate Governance Committee first considers a candidate’s business management experience and then considers that candidate’s judgment, background, stature, conflicts of interest, integrity, ethics, and commitment to the goal of maximizing Shareholder value. In addition, our Board and Nominating and Corporate Governance Committee

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Election of Directors

believe that it is essential that our Board members represent diverse viewpoints. In our more recent candidate searches, our Board has followed an informal diversity practice which it formally established as policy at its October 2017 Board meeting. The Diversity Policy requires our Board to obtain an initial slate of candidates that includes qualified candidates with diversity of race, ethnicity, and gender. In considering candidates for our Board, our Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials, in addition to diversity as they fit with the current composition of the Board. We consider our Board of Directors to be a valuable strategic asset of our Company. To maintain the integrity of this asset, our Board of Directors has been carefully crafted to ensure that its expertise covers diversity of experience and perspective, and these attributes will continue to be considered when nominating individuals to serve on our Board. With respect to the nomination of continuing Directors for re-election, the individual’s contributions to our Board are also considered.

Board Recommendations
Our Board of Directors recommends that the Shareholders vote FOR all of the nominees.

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	17

CURRENT NOMINEES FOR BOARD OF DIRECTORS

JAN H. SUWINSKI

Age: 76 Director Since: 1999 Lead Director	Thor Committees: • Audit • Compensation and Development (Chair)	Outside Directorships: • ACI Worldwide, Inc (2007 - Present) • Tellabs, Inc. (1997 - 2013)

Mr. Suwinski, who became a Director in July of 1999, joined the faculty of the Samuel-Curtis Johnson Graduate School of Management, Cornell University in July of 1996 and served as its Clinical Professor of Management and Operations, where he co-taught the Strategic Operations Immersion course, as well as courses in Business Strategy and Strategic Alliances. Mr. Suwinski retired from the faculty in June of 2016. Starting in 1965, Mr. Suwinski served in a variety of managerial roles at Corning, Incorporated, a global manufacturing company. From 1990 to 1996, Mr. Suwinski was Executive Vice President, Opto Electronics Group at Corning, Incorporated and, from 1992 to 1996, Mr. Suwinski was Chairman of Siecor, a Siemens/ Corning joint venture. Mr. Suwinski is currently a director of ACI Worldwide, Inc. and formerly a director of Tellabs, Inc. Mr. Suwinski served on the board of directors of Ohio Casualty Group, Inc. from 2002 to 2007. Our Nominating and Corporate Governance Committee and Board believe that his management experience and his significant public company board experience make him an asset to our Board.
Skills and Qualifications:
• Academia/Education	• Business Ethics	• Management
• Business Operations	• Corporate Governance	• Finance/Capital Allocation
• Risk Management	• Talent Management	• Strategy
• International	• Strategic Alliances

WILSON JONES

Age: 56 Director Since: 2014	Thor Committees: • Audit • Compensation and Development	Outside Directorships: • Association of Equipment Manufacturers (2010 - Present)

Mr. Jones, who became a Director in August of 2014, is the President and Chief Executive Officer of Oshkosh Corporation. Mr. Jones joined Oshkosh Corporation in 2005 and held senior leadership positions in the Fire & Emergency Segment until July of 2007 when he became President of Pierce Manufacturing, Inc. From September of 2008 to September of 2010, Mr. Jones held the position of Executive Vice President and President of the Fire & Emergency segment. From September of 2010 to August of 2012, Mr. Jones led the Access Equipment Segment as Executive Vice President and President, the largest business segment of the company, until his appointment to President and Chief Operating Officer. He was named President and Chief Executive Officer in January of 2016. Our Nominating and Corporate Governance Committee believe his experience in specialty vehicles and management experience make him an asset to our Board.
Skills and Qualifications:
• Business Ethics	• Management	• Government/Public Policy
• Corporate Governance	• Financial/Capital Allocation	• Risk Management
• International	• Marketing/Sales	• Mergers & Acquisitions
• Talent Management	• Technology/Systems
• Strategy	• Business Operations

18	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

CURRENT NOMINEES FOR BOARD OF DIRECTORS

J. ALLEN KOSOWSKY

Age: 69 Director Since: 2010	Thor Committees: • Audit • Nominating and Corporate Governance (Chair)	Outside Directorships: • BlackRidge Technology International, Inc. (2017 - present) • Naugatuck Valley Corp. (2014 - 2015)

Mr. Kosowsky, who became a Director in March of 2010, is a certified public accountant who since 1985 has conducted business through his own advisory firm. The firm provides services that include business and intellectual property valuations, forensic accounting and financial analysis, and alternative dispute resolutions. From January of 2003 to February of 2010, Mr. Kosowsky served as the Chairman of the board of directors and Chairman of the audit committee for ON2 Technologies Inc., a U.S. based video compression software company, which was acquired by Google, Inc. On September 17, 2016, Mr. Kosowsky became a National Association of Corporate Directors fellow. In June of 2017, Mr. Kosowsky joined the board of BlackRidge Technology International, Inc., a cyber security software company and serves as the Lead Director, Chair of the audit committee, and a member of the compensation and nominating and governance committees. Our Nominating and Corporate Governance Committee and Board believe that his extensive accounting experience and his financial expertise and training, which qualify him as an “audit committee financial expert”, make him an asset to our Board.
Skills and Qualifications:
• Business Ethics	• Management	• Business Operations
• Corporate Goverance	• Finance/Capital Allocation	• Financial Expertise/Literacy
• Financial Services Industry	• International	• Finance
• Real Estate	• Risk Management	• Technology/Systmes
• Mergers & Acquisitions	• Strategy	• Taxation
• Litigation	• Cyber Security

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	19

CURRENT DIRECTORS NOT UP FOR RE-ELECTION

PETER B. ORTHWEIN

Age: 72 Director Since: 1980 Executive Chairman of the Board

Mr. Orthwein, a co-founder of our Company, currently serves as Executive Chairman of the Board, having been appointed to this position in August of 2013 and having previously served as Chairman and Chief Executive Officer from November of 2009 to July of 2013. Mr. Orthwein has served as a Director of our Company since its founding in 1980, Chairman of our Company from 1980 to 1986, Vice Chairman of our Company from 1986 to November of 2009, and Treasurer of our Company from 1980 to November of 2009. Our Nominating and Corporate Governance Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.
Skills and Qualifications:
• Management	• Finance/Capital Allocation	• Mergers & Acquisitions
• Business Operations	• Financial Expertise/Literacy	• Strategy

ANDREW GRAVES

Age: 58 Director Since: 2010	Thor Committees: • Compensation and Development • Nominating and Corporate Governance

Mr. Graves, who became a Director in December of 2010, is the Chief Executive Officer of Motorsport Aftermarket Group, a leading manufacturer, distributor, and on-line retailer of aftermarket products for the powersports industry. He joined this privately-held group in January of 2015. Previously, Mr. Graves served as the President of Brunswick Boat Group, a division of the Brunswick Corporation, an NYSE company. He was with Brunswick from 2005-2014. Prior to his time with Brunswick, Mr. Graves was President of Dresser Flow Solutions, a maker of flow control products, measurement systems, and power systems, from 2003 to 2005, and before that he was President and Chief Operating Officer of Federal Signal Corporation. Our Nominating and Corporate Governance Committee and Board believe that his extensive management experience in a related consumer durable business whose products are distributed through a dealer network makes him an asset to our Board.
Skills and Qualifications:
• Management	• Business Operations	• International
• Financial Expertise/Literacy	• Financial Services Industry	• Mergers & Acquisitions
• Marketing/Sales	• Talent Management
• Strategy	• Finance/Capital Allocation

20	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

CURRENT DIRECTORS NOT UP FOR RE-ELECTION

ROBERT W. MARTIN

Age: 48 Director Since: 2013 President and Chief Executive Officer

Mr. Martin has been with our Company since 2001 when we acquired Keystone RV where he worked since July of 1998. Mr. Martin currently serves as President and Chief Executive Officer. From August of 2012 to July of 2013, Mr. Martin served as the Company’s President and Chief Operating Officer. Mr. Martin previously served as President of our RV Group from January of 2012 to August of 2012. Prior to becoming President of our RV Group, Mr. Martin was President of Keystone RV from January of 2010 to January of 2012 and Executive Vice President and Chief Operating Officer of Keystone RV from January of 2007 to January of 2010. Mr. Martin has held various positions with Keystone RV, including Vice President of Sales and General Manager of Sales. Prior to joining Keystone RV, Mr. Martin held positions at Coachmen Industries, Inc., a former recreational vehicle and manufactured housing company. Our Nominating and Corporate Governance Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.
Skills and Qualifications:
• Management	• Business Operations	• Marketing/Sales
• Risk Management	• Talent Management	• Mergers & Acquisitions
• Strategy	• Business Ethics

ALAN SIEGEL

Age: 82 Director Since: 1983	Thor Committees: • Nominating and Corporate Governance	Outside Directorships: • The Thompson Family Foundation, Inc. (2009 - Present) • Woodstock School of Art (2002 - Present) • Maverick Concerts, Inc. trustee (2002 - Present)

Mr. Siegel, who became a Director in September of 1983, is a retired partner of the law firm of Akin Gump Strauss Hauer & Feld LLP and currently serves as an officer and director of The Thompson Family Foundation, Inc., a charitable foundation created by Wade F. B. Thompson, the deceased co-founder of the Company. Mr. Siegel previously served as non-executive Chairman of the board of directors of The Wet Seal, Inc., a national retailer. He has also served on the board of directors of several other public and private companies, including Ermenegildo Zegna, AXA RE, and Southern Starr Broadcasting Group, Inc. Mr. Siegel is currently a Trustee of the Museum of the City of New York. Our Nominating and Corporate Governance Committee and Board believe that his experience with our Company and his legal and business background make him an asset to our Board.
Skills and Qualifications:
• Business Ethics	• Management	• Real Estate
• Government/Public Policy	• Insurance Industry	• Legal
• Risk Management	• Mergers & Acquisitions
• Strategy	• Corporate Governance

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	21

CURRENT DIRECTORS NOT UP FOR RE-ELECTION

JAMES L. ZIEMER

Age: 67 Director Since: 2010	Thor Committees: • Audit (Chair) • Nominating and Corporate Governance	Outside Directorships: • Textron, Inc. (2007 - Present) • Harley Davidson, Inc. (2004 - 2009)

Mr. Ziemer, who became a Director in December of 2010, was the President and Chief Executive Officer at Harley Davidson, Inc. from 2005-2009 and served as a director for that company from 2004-2009. Mr. Ziemer joined Harley-Davidson in 1969 and held a series of positions in manufacturing, engineering, accounting, parts and accessories, and finance. From 1991 until his election as the President and Chief Executive Officer of Harley-Davidson in 2005, he served as the Chief Financial Officer. Mr. Ziemer also served as President of The Harley-Davidson Foundation, Inc. from 1993 to 2006. Mr. Ziemer is currently a director of Textron, Inc. Our Nominating and Corporate Governance Committee and Board believe that Mr. Ziemer’s substantial management experience as a chief executive officer of a public company and his financial expertise and training, which qualify him as an “audit committee financial expert”, make him an asset to our Board.
Skills and Qualifications:
• Management	• Business Operations	• International
• Finance/Capital Allocation	• Financial Expertise/Literacy	• Risk Management
• Finance	• Marketing/Sales	• Business Ethics
• Strategy	• Corporate Governance

22	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

Our Board of Directors: Structure and Committees

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	23

Our Board of Directors: Corporate Governance

Good corporate governance is the foundation of any good company. At Thor, our Board and management are dedicated to governance processes, practices, and policies that ensure an environment of the highest integrity.

Corporate Governance

As in prior years, in Fiscal Year 2017, our Board engaged in a thorough analysis of its governance positions. During and after the fiscal year, several key actions were taken by our Board regarding our governance policies and practices. Thor’s Board-adopted Governance Guidelines serve as the framework for consistently effective governance of the Company. The Guidelines are regularly reviewed and updated and are available for review on our website, www.thorindustries.com.

Board Selection Process

Our Nominating and Corporate Governance Committee screens candidates and recommends nominees to the full Board. Our By-laws provide that our Board may set the number of Directors at no fewer than one (1) and no more than fifteen (15). Our Board currently consists of eight (8) Directors who are divided into three (3) classes.

Our Nominating and Corporate Governance Committee has relied upon board search firms in identifying suitable candidates. During this process, the Board engages in an evaluation of a widely-diverse set of candidates. Recently, our Board adopted a diversity policy, requiring the initial list of prospective candidates to include qualified candidates with diversity of race, ethnicity, and gender. An important consideration in our prospective Board member evaluation includes his or her obligation to their primary company and/or to other boards that would detract from their obligation to fully serve on our Board. Further, the Committee will consider Shareholder nominations of candidates for our Board on the same basis as Board-identified candidates, provided that any such nominee possesses the requisite business, management, and educational experience.

Proxy Access

At our December Board meeting, the Board will vote on a proposal to amend our By-laws to allow a group of up to twenty (20) Shareholders who have owned at least 3% of our outstanding shares for a period of at least three (3) years to nominate up to two (2) or 25% of the seats up for election, whichever is greater and include those nominations in our Proxy Statement and in connection therewith to adopt certain advance notice provisions for Shareholder proposals.

Board Structure And Leadership

Our Board structure consists of an Executive Chairman, our founder Peter B. Orthwein, and an Independent Lead Director, Jan Suwinski. Our Board is also led by strong Committee chairs, Messrs. Suwinski (Compensation and Development), Kosowsky (Nominating and Corporate Governance), and Ziemer (Audit).

Our Board has three Committees with the principal functions described below. The charters of each of these Committees are posted on our website at www.thorindustries.com and are available in print to any Shareholder who requests them.

Audit Committee

The principal functions of our Audit Committee are to:

•	Attend to the appointment, retention, termination, and oversight, including the approval of compensation, of the Company’s independent auditors.

•	Maintain communications among our Board, our independent registered public accounting firm, and our internal accounting staff with respect to accounting and auditing procedures, implementation of recommendations by such independent registered public accounting firm, the adequacy of our internal controls, and related matters.

•	Review and approve the annual audit plan and all major changes to the plan.

24	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

Our Board of Directors: Corporate Governance

•	Review and discuss, with management and independent auditor, financial statements and disclosure matters and prepare relevant reports with respect thereto.

•	Oversee the selection and removal of the internal audit director.

•	Oversee compliance and risk management matters, including reviewing the Company’s code of business conduct and ethics.

•	Review and approve all related-party transactions, defined as those transactions required to be disclosed under item 404 of Regulation S-K.

Compensation and Development Committee

The principal functions of our Compensation and Development Committee are to:

•	Establish and review executive compensation policies and guiding principles.

•	Review and approve the compensation of our Executive Chairman and our Chief Executive Officer and evaluate their performance in light of such compensation.

•	Review and approve the compensation of our Executive Officers.

•	Evaluate and approve the design of compensation and benefit programs for our Executive Officers.

•	Assist the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

•	Review management and leadership development, succession planning, and retention for our Company.

Nominating and Corporate Governance Committee

The principal functions of our Nominating and Corporate Governance Committee are to:

•	Address all matters of corporate governance.

•	Evaluate qualifications and candidates for positions on our Board using the criteria set forth under the heading “Proposal 1 – Election of Directors”.

•	Review succession plans, including policies and principles for the selection and performance review of the Chief Executive Officer.

•	Establish criteria for selecting new Directors, nominees for Board membership, and the positions of Executive Chairman and Chief Executive Officer.

•	Review all components of compensation for independent Directors.

•	Determine whether a Director should be invited to stand for re-election.

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	25

NAME	BOARD	AUDIT COMMITTEE	COMPENSATION AND DEVELOPMENT COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Andrew Graves	✓		✓	✓
Wilson Jones	✓	✓	✓
J. Allen Kosowsky*	✓	✓		Chair
Robert W. Martin	✓
Peter B. Orthwein	✓
Alan Siegel	✓			✓
Jan Suwinski	Lead	✓	Chair
James Ziemer*	✓	Chair		✓
Total Fiscal Year 2017 Meetings	5	8	9	4
* Our Board has determined that Mr. Kosowsky and Mr. Ziemer are “audit committee financial experts” as defined in Section 407 of the Sarbanes-Oxley Act of 2002..
Each member of each Committee is independent in accordance with the rules of the NYSE and our Director Independence Standards which are available on our website, www.thorindustries.com.

Director Independence

Two of our eight Directors are employed by our Company (Messrs. Orthwein and Martin). With the exception of these two individuals, our Board is comprised entirely of “independent” Directors as that term is defined by both NYSE listing standards and our own Governance Guidelines. The Board conducts an annual review to determine the continued “independence” of all of our independent Directors (Messrs. Suwinski, Ziemer, Graves, Kosowsky, Siegel, and Jones).

Independent Director Meetings

Thor’s independent Directors, as an entire body or part thereof, meet in executive session at the conclusion of each Audit Committee meeting and Compensation and Development Committee meeting as well as upon the conclusion of each Board meeting.

Director Attendance

During our Fiscal Year 2017, the Board of Directors held five (5) meetings. In the aggregate, current

Directors attended 100% of the total meetings of the full Board. No current Director attended less than 86% of the combined total meetings of the full Board and the Committees on which the Director served during this past year. All of the members of the Board are encouraged, but not required, to attend the Company’s Annual Meeting of Shareholders. All of the members of the Board attended the Company’s 2016 Annual Meeting.

Annual Board And Committee Evaluation

Each year, our Board conducts evaluations of each Committee and the Board as a whole. This process includes evaluation of the individual members of Committees and the Board. The evaluation includes a process of dynamic feedback designed to identify areas of increased focus.

Board Risk Oversight

At both the full Board and Committee level, a primary function of our Board of Directors is to oversee the Company’s risk profile and the processes established by management for

26	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

Our Board of Directors: Corporate Governance

managing risk. Our Board and its Committees regularly evaluate these risks and the mitigation strategies employed by management. In general terms, our Committees oversee the following risks:

Audit Committee

All risks related to financial controls, including all applicable legal, regulatory, and compliance risks, as well as the overall risk management governance structure, including evaluating and responding to the assessments of both our Internal Audit Department and our External Auditors.

Compensation and Development Committee

All risks associated with the design and elements of our compensation program and related compliance issues, and all risks associated with process of developing our people and succession planning.

Nominating and Corporate Governance Committee

All risks within the scope of the Company’s governance programs and the applicable compliance issues.

In performing its oversight responsibilities, the Board relies, in part, upon the results and information gained through the Company’s Enterprise Risk Management Program, and considers the program for amendment, as appropriate. The program is robust and designed to ensure appropriate risk monitoring of and controls over risks associated with our business. Risks evaluated through the program include, but are not limited to, strategy, acquisitions integration, legal, compliance, human resources, mergers & acquisitions, IT & cyber security, operations, and finance risks.

The Board receives regular reports from management regarding the status of its risk management programs, and provides input and direction designed to keep the risk management programs effective against dynamic and ever-evolving risks applicable generally to commercial enterprises and specifically to our Company.

The Board and management have developed a culture of risk awareness and risk management that includes annual Company-wide ethics training. Through this constant process, the Company gains input from a great number of its employees as it evaluates the risks and updates its management plan accordingly.

Diversity Policy

In Fiscal Year 2017, our Board formalized a diversity policy that it has followed in recent Board candidate searches. Under the Board’s diversity policy, the initial list of candidates to be considered must include qualified candidates with diversity of race, ethnicity, and gender.

Succession Planning

Our Board is actively engaged and involved in talent management. Our succession plan and talent management programs are reviewed semi-annually with the Compensation and Development Committee, and then reviewed and considered by the full Board. These discussions include an on-going evaluation of our talent and leadership bench and the succession plan that envisions those individuals’ advancement to key positions in our Company.

In addition, high-potential employees are regularly evaluated and engaged in comprehensive training, both on the job and in the classroom. During our Fiscal Year 2016, we instituted a program of executive studies through the University of Notre Dame in which high-potential employees and top-level management participate in a series of comprehensive programs designed to provide further education relevant to their job functions.

Mandatory Resignation Policy

In Fiscal Year 2017, our Board implemented a mandatory age-based resignation policy, requiring each Director who is 72 years of age or older to submit his or her resignation for consideration by the Board at our October Board meeting for action at our Annual Meeting.

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	27

Shareholder Communications

We encourage Shareholder communication with the Company. Any communications from interested parties directed toward our Board or independent Directors specifically may be sent to Jan Suwinski, our Lead Independent Director, who forwards to each of the other Board members or independent Directors, as appropriate, any such communications that, in the opinion of Mr. Suwinski, deal with the functions of our Board or the Committees thereof or that he otherwise determines require their attention. Mr. Suwinski’s address for this purpose is c/o Thor Industries, Inc., Attention: Corporate Secretary, 601 East Beardsley Avenue, Elkhart, IN 46514.

Code Of Ethics

We have adopted a written code of ethics, the “Thor Industries, Inc. Business Ethics Policy”, which is applicable to all of our Directors, Officers, and employees, including our principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, and other Executive Officers identified in this Proxy Statement who perform similar functions (collectively, the “Selected Officers”). Our code of ethics is posted on our website found at www.thorindustries.com and is available in print to any Shareholder who requests it. Each year members of the management teams at each of our subsidiaries as well as our NEOs engage in training on our Business Ethics Policy. We intend to disclose any changes in, or waivers from, our code of ethics applicable to any Selected Officer on our website or by filing a Form 8-K with the SEC.

Our Governance Practices

Thor is committed to governance principles that are designed to be in the best interest of our Shareholders. Our Board evaluates each governance principle as it uniquely applies to Thor. In some instances, this leads our Board to adopt and/or maintain policies that it deems in the best interest of Thor that may not be fully consistent with the views held by others. These decisions and determinations are not made lightly; instead, great consideration is given to the adoption of principles best suited to Thor’s long-term success. Controlling governance principles include:

•	Our Board currently has a total of eight (8) members, six (6) of whom are independent, and all of whom have significant business operations and/or management experience.

•	Directors are elected by a majority of votes cast in uncontested elections.

•	The Board and each of its Committees conducts an annual self-evaluation.

•	Our Board and NEOs have stock ownership and retention guidelines. In our Fiscal Year 2015, the guidelines applicable to Directors were increased to an amount equal to three (3) times the annual retainer paid to the Directors.

•	We closely monitor the alignment of our NEO compensation with our long-term Shareholder return.

•	We maintain a policy prohibiting derivative trading, hedging, and pledging by our Section 16 Officers and Directors.

•	In Fiscal Year 2013, we adopted a “no-fault” clawback policy that requires all recipients of incentive compensation to repay any compensation awarded based on financial results that are subsequently restated.

•	The Board regularly reviews the Company’s succession plan and talent management program.

•	There is no Shareholder rights plan or “poison pill”.

•	We historically operated as a classified Board but have developed a proposal to declassify the Board to be presented for Board action in December of 2017 and considered by the Shareholders at our 2018 Annual Meeting.

•	Our Board instituted a mandatory resignation policy, requiring each Director 72 years of age or older to submit his or her resignation for consideration by the Board.

28	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

Our Board of Directors: Corporate Governance

•	There is no enhancement of executive compensation upon a change in control.

•	In Fiscal Year 2015, Thor’s Board approved (for implementation in Fiscal Year 2016) a double trigger for all future awards and grants requiring either a corresponding change in employment status or the failure of acquirer to assume the award before any change in control would result in the accelerated vesting of such award and/or grant.

•	In Fiscal Year 2015, management and the Board adopted a Shareholder engagement strategy that resulted in direct communications with many of our Shareholders and created the opportunity and expectation of a continuation of such outreach in the coming years.

DIRECTOR COMPENSATION

There were no changes to our Director compensation in Fiscal Year 2017. Each of our non-employee Directors receives an annual cash retainer of $170,000, payable quarterly, plus expenses. Our Lead Director and the Chair of our Audit Committee each receive an additional annual cash retainer of $20,000, payable quarterly. The Chair of our Compensation and Development Committee receives an additional annual cash retainer of $20,000 and the Chair of our Nominating and Corporate Governance Committee receives an additional annual retainer of $10,000, all of which is payable quarterly. The following table summarizes the compensation paid to our non-employee Directors in Fiscal Year 2017:

NAME	FEES EARNED OR PAID IN CASH ($) [1]	OPTION AWARDS ($)	STOCK AWARDS ($)[2]	TOTAL
Andrew Graves	$170,000	–	$84,690	$254,690
Wilson Jones	$170,000	–	$84,690	$254,690
J. Allen Kosowsky	$180,000	–	$84,690	$264,690
Alan Siegel	$170,000	–	$84,690	$254,690
Jan H. Suwinski	$210,000	–	$84,690	$294,690
James L. Ziemer	$190,000	–	$84,690	$274,690

(1) Fees consist of an annual cash retainer for Board and Committee service and an additional annual cash retainer paid to the Lead Director and the Committee Chairs.

(2) Stock Awards consist of a restricted stock unit award of 1,000 units each on October 10, 2016, under our 2016 Plan, which award vests on the anniversary date of the date of grant.

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	29

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following is a list of the names, ages, titles, and certain biographical information of our current Executive Officers who are not Directors as of November 2, 2017. Executive Officers serve at the discretion of our Board of Directors.

COLLEEN ZUHL

Age: 51 Senior Vice President and Chief Financial Officer

Ms. Zuhl, a Certified Public Accountant, joined our Company in June of 2011, currently serving as Senior Vice President and Chief Financial Officer. Prior to accepting her role as Vice President and Chief Financial Officer in October of 2013, Ms. Zuhl served the Company as Vice President and Controller from February of 2013 to October of 2013, Interim Chief Financial Officer from October of 2012 to February of 2013, and Director of Finance from June of 2011 to October of 2012. Prior to joining our Company, Ms. Zuhl served as Chief Financial Officer of All American Group, Inc. (formerly known as Coachmen Industries, Inc.), then a recreational vehicle and manufactured housing company listed on the NYSE, from August of 2006 to June of 2011.

TODD WOELFER

Age: 50 Senior Vice President, General Counsel, and Corporate Secretary

Mr. Woelfer joined our Company in August of 2012, serving as Senior Vice President, General Counsel, and Corporate Secretary. Prior to joining our Company, Mr. Woelfer served as managing partner of May Oberfell Lorber where his practice focused on advising corporate clients. From May of 2007 through May of 2010, Mr. Woelfer served as General Counsel to All American Group, Inc. (formerly known as Coachmen Industries, Inc.), then a recreational vehicle and manufactured housing company listed on the NYSE.

KENNETH D. JULIAN

Age: 50 Senior Vice President of Administration and Human Resources

Mr. Julian has been with our Company since March of 2004, currently serving as Senior Vice President of Administration and Human Resources. Mr. Julian served as Vice President, Human Resources from July of 2009 until August of 2014. Mr. Julian previously served as Vice President of Administration of Keystone RV from March of 2004 to June of 2009. Prior to joining our Company, Mr. Julian served as the Director of Operations and Human Resources, as well as Corporate Secretary, for Ascot Enterprises, Inc. from February of 1989 to March of 2004

30	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

Ratification of our Independent Registered Public Accounting Firm

PROPOSAL 2 – RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audits of our financial statements and our internal control over financial reporting for the Fiscal Year ending July 31, 2018. Deloitte was our independent registered public accounting firm for the Fiscal Year ended July 31, 2017. Unless a Shareholder directs otherwise, proxies will be voted FOR the approval of the selection of Deloitte as our independent registered public accounting firm for the Fiscal Year ending July 31, 2018.

Representatives of Deloitte will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to any Shareholder questions that may be asked.

We are asking our Shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the selection of Deloitte to our Shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our Shareholders.

Independent Registered Public Accounting Firm Fees (Paid To Deloitte & Touche LLP)

The following table represents the aggregate fees billed to us for Fiscal Years 2017 and 2016 by Deloitte:

	FISCAL YEAR 2017	FISCAL YEAR 2016

Audit Fees	$ 1,812,108	$ 1,654,500
Audit-Related Fees	–	$ 385,573
Subtotal	$ 1,812,108	$ 2,040,073
Tax Fees	$ 378,300	$ 392,675
All Other Fees	–	–
Total Fees	$ 2,190,408	$ 2,432,748

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	31

Audit Fees

Represents fees for professional services provided for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees

Represents fees for assurance and related services which are reasonably related to the audit of our financial statements. For Fiscal Year 2016, the “Audit-Related Fees” category primarily related to the Jayco acquisition.

Tax Fees

Represents fees for professional services related to taxes, including the preparation of domestic and international returns, tax examinations assistance, and tax planning.

All Other Fees

Represents fees for products and services provided to us not otherwise included in the categories above.

Our Audit Committee has considered whether performance of services other than audit services is compatible with maintaining the independence of Deloitte.

Our Audit Committee has adopted a formal policy concerning the approval of audit and non-audit services to be provided by the independent registered public accounting firm to us. The policy requires that all services Deloitte, our independent registered public accounting firm, may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by our Audit Committee. Our Audit Committee pre-approved all audit and non-audit services provided by Deloitte during Fiscal Year 2017.

Board Recommendations Our Board of Directors recommends that the Shareholders vote FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

32	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Company’s Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit process, monitoring compliance with laws, regulations, and standards of business conduct. The Audit Committee operates under a written charter, a copy of which is available on our Company’s website at www.thorindustries.com and is available in print to any Shareholder who requests it.

Management of the Company has the primary responsibility for the financial reporting process, including the system of internal control. In Fiscal Year 2017, the Company’s internal audit department performed extensive diligence and intensive review of the Company’s internal control processes. Deloitte & Touche LLP, an independent registered public accounting firm acting as the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements and an assessment of the Company’s internal control over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon.

In carrying out its duties, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the Fiscal Year ended July 31, 2017 with the Company’s management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as amended, as adopted by the PCAOB. In addition, the Audit Committee has received the disclosures from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence from the Company. Based on the foregoing reports and discussions and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2017.

The Board of Directors has affirmatively determined that each of the members of the Audit Committee is “independent” as defined under the rules of the NYSE.

The Audit Committee

James L. Ziemer, Chair

J. Allen Kosowsky

Jan H. Suwinski

Wilson Jones

The foregoing report of our Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act or the Exchange Act, except to the extent that we incorporate the report by reference in any such document.

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	33

Advisory Vote to Approve the Compensation of our NEOs

PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NEOs

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, provides that the Company’s Shareholders have the opportunity to vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s rules. The Company plans to provide this opportunity on an annual basis, subject to consideration of the results of the advisory vote on the frequency of future advisory votes on Named Executive Officer compensation (as described below). Our compensation program for our Named Executive Officers is designed to: (i) closely align compensation with our profitability and performance and thereby with the objectives of long-term holders of our stock; (ii) link compensation to specific, measurable, and long-term value-creating results; and (iii) enable us to attract and retain key executive talent.

Our Shareholders are asked to approve our compensation program through what is commonly called the “Say on Pay” vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. The Say on Pay vote is advisory, and therefore not binding on the Company, the Compensation and Development Committee or the Board. The Board and the Committee will review the voting results and consider them, along with any specific insight gained from Shareholders of the Company and other information relating to the Shareholder vote on this proposal, when making future decisions regarding executive compensation. Through your vote of approval, we ask that you endorse the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including disclosures in the Compensation Discussion and Analysis section, the compensation tables, and any related material disclosed in this Proxy Statement, is hereby APPROVED.

Board Recommendations Our Board of Directors recommends that the Shareholders vote FOR the resolution approving the compensation of our Named Executive Officers.

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Advisory Vote on Frequency of Executive Compensation Vote

PROPOSAL 4 – ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE (The Say on Frequency Vote)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our Shareholders the opportunity to cast a non-binding, advisory vote on whether a Say on Pay vote on the compensation of our NEOs should be held every year, every two years, or every three years. This proposal is also referred to as the “Say on Frequency” vote.

Our prior Say on Frequency vote occurred in 2011, with the majority of Shareholders voting to hold the advisory Say on Pay vote every year. As such, we have sought an advisory Say on Pay vote annually since 2011, and we believe that seeking an advisory Say on Pay vote every year remains the best choice for the Company and its Shareholders at the present time. Our recommendation for a vote of “every year” is indicative of the strong belief that we have in our executive compensation programs and their effectiveness.

Shareholders may cast a vote on the preferred frequency by selecting the option of every year, every two years, or every three years (or abstain) when voting.

This vote is non-binding; however, we highly value the opinions of our Shareholders. Accordingly, the Board and the Compensation and Development Committee will consider the outcome of this advisory vote in connection with holding future Say on Pay votes

RESOLVED, that the Shareholders determine, on an advisory basis, that the preferred frequency of an advisory vote on the executive compensation of the Company’s Named Executive Officers as set forth in the Company’s Proxy Statement should be every year, every two years, or every three years.

Board Recommendations Our Board of Directors recommends that the Shareholders vote EVERY YEAR on the frequency of the Shareholder vote to approve the compensation of our Named Executive Officers.

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Compensation Discussion and Analysis

In our Compensation Discussion and Analysis, we describe the compensation plan for our Named Executive Officers for our Fiscal Year 2017. These NEOs include:

•   PETER B. ORTHWEIN, our Executive Chairman

•   ROBERT W. MARTIN, our President and Chief Executive Officer

•   COLLEEN ZUHL, our Senior Vice President and Chief Financial Officer

•   TODD WOELFER, our Senior Vice President, General Counsel, and Corporate Secretary

•   KEN JULIAN, our Senior Vice President of Administration and Human Resources

In addition to telling you what our compensation plan is, we explain why the Compensation and Development Committee of our Board of Directors believes our plan to be in the best interest of each of you, our Shareholders.

EXECUTIVE SUMMARY

Our Business

Thor owns operating subsidiaries that, combined, form the largest manufacturer of recreational vehicles in the world. In addition, Thor owns one of the largest suppliers of aluminum extrusions to the recreational vehicle industry. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on September 27, 2017.

2017 Business Highlights

In Fiscal Year 2017, management’s continued implementation of its strategic plan once again led to record levels of sales and earnings. Net sales increased 58% to a record $7.25 billion, and net income increased 46% to a record $374 million, or $7.09 per diluted share. Our one-year Total Shareholder Return (“TSR”) of nearly 40% placed us fourth in our peer group and is more than double the peer group mean of 17%. In a longer term view, using an average annual growth rate calculated over the last three (3) years, our annualized TSR of 28% places us first within our peer group and is four (4) times the group mean of 7%. The horizontal line depicts the mean annualized TSR for the same group.

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Compensation Discussion and Analysis

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Key accomplishments from this past Fiscal Year include:

• The successful integration of our largest acquisition to date, Jayco;

• Record total sales of $7.25 billion, up 58% from our prior record year in Fiscal Year 2016;

• Towable RV and Motorized RV sales increased 53.6% and 80.2%, respectively, inclusive of Jayco, while organic Towable RV and Motorized RV exclusive of Jayco sales grew by 16.3% and 30.1%, respectively;

• Net income from continuing operations of $374 million, up 45% from Fiscal Year 2016’s prior record level;

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Compensation Discussion and Analysis

Key accomplishments from this past Fiscal Year include:

•  Diluted EPS of $7.09, up 44.4% from Fiscal Year 2016;

•  Paid down $215 million of our long-term debt associated with the Jayco acquisition during Fiscal Year 2017, leaving us well ahead of our publicly announced aggressive payoff plan;

•  Invested heavily in our future, as we added plants and capacity with total capital expenditures of over $115 million; and

•  Significantly increased our manufacturing capacity, adding nearly 900,000 square feet of production space

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EXECUTIVE COMPENSATION HIGHLIGHTS

Highlights of our compensation practices for Fiscal Year 2017 included:

•  No upward adjustment in the base compensation or incentive compensation formula for our NEOs, except Todd Woelfer who received adjustments in recognition of the expansion of his role and his outstanding performance;

•  Continued input and advice from our compensation consultant;

•  Continued analysis of, and reliance upon benchmarking data;

•  Continued implementation of a comprehensive “no fault” clawback policy;

•  No discretionary awards paid to our NEOs;

•  Maintenance of our Stock Ownership and Retention Guidelines;

•  No awards of stock options;

•  Excluded Jayco NBT from cash MIP for NEOs other than Mr. Orthwein who does not participate in our Long-Term Incentive Plan (our “LTI”) and added the Jayco NBT that was excluded from MIP into our equity-based LTI award calculations, expanding our incentive-based NEO equity pay;

•  No perquisites awarded to our NEOs other than an annual physical exam;

•  No written employment contracts, severance agreements, or golden parachutes with our NEOs; and

•  Continued dedication to our transparent and true “pay for performance” philosophy based on profit before tax.

CEO Compensation

MR. MARTIN	FY 2017	METRIC	FY 2016	METRIC	% CHANGE

Base Salary	$ 750,000 (1)		$ 750,000		0.0%

Annual Incentive Award	$ 8,147,650	1.75%(2)	$6,665,681	1.75%	22.2%

Long Term Incentive	$ 4,371,035	0.50%(3)	$1,904,480	0.50%	129.5%

Total Compensation	$13,268,685		$9,320,161		42.4%

(1)	Mr. Martin’s base salary remained unchanged for Fiscal Year 2017.

(2)	Mr. Martin’s Fiscal Year 2017 Annual Incentive Award was 1.75% of the Company’s NBT less 1.75% of Jayco operations NBT.

(3)	Mr. Martin’s Fiscal Year 2017 Long Term Incentive was 0.50% of the Company’s NBT plus 1.75% of Jayco operations NBT.

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Compensation Discussion and Analysis

OUR COMPENSATION PHILOSOPHY: TYING PAY TO PERFORMANCE

Since our inception in 1980, Thor’s founders carefully developed a simple and transparent compensation program designed to offer a direct link between pay and performance. They believed it to be in the best interest of Thor’s Shareholders to utilize a pay plan that directly linked management’s compensation with performance, measured by net profit before tax (“NBT”). Instead of a multi-tier program that is subject to annual re-engineering, our plan is consistent, straightforward, and transparent. The rationale supporting our plan is just as simple as the plan itself: when properly incentivized, good managers will manage the various inputs that maximize profits within the confines of good corporate governance and, in turn, create long-term Shareholder value. On this premise, our founders developed the pay program that forms the core of Thor’s current pay program, our Management Incentive Program or “MIP”.

We Are Different

Our pay program is different. It calls for a base salary plus an opportunity to earn incentive-based awards under our MIP and LTI, which awards Restricted Stock Units (“RSUs”) that vest over three years. Both the MIP and LTI awards are based on a single metric, Thor’s NBT. Our continued use of this single metric system (discussed in greater detail below) reinforces the idea that simplicity and transparency are hallmarks of our program. While our program is an outlier from the multi-factored, multi-tiered programs preferred by proxy advisory firms that are utilized by many publicly-traded companies, it is time-tested to deliver results to our Shareholders by helping us attract and retain essential talent in our people-driven industry. It is also time-tested to closely align our pay with our performance. Our Compensation and Development Committee ensures that the targeted amount of compensation paid under our plan aligns well with benchmarking from companies in our compensation peer group and, in a broader sense, with companies from similar industries that are our approximate size.

Because our pay philosophy has driven and continues to drive results for our Shareholders, we are reticent to change it in the absence of compelling evidence relevant to our specific situation that a change would somehow be better for our Shareholders. While we value the impact that proxy advisory firms have had in areas of governance and compensation in particular and have found many of their preferred positions to be better suited for our Shareholders (for example, we have formulated a plan to declassify our Board of Directors), we remain convinced that our current pay plan works best for our Shareholders at this particular time. Our Compensation and Development Committee, our entire Board, and our management team take evaluation of our compensation program very seriously. However, adjusting our plan simply to conform to what other public companies do will never be an option for us. A tried and true system that has proven its ability to drive results for our Shareholders and to align well with Shareholder return is not one that should be altered lightly even when the more generally-accepted practice is to utilize a multi-factored program. Unless and until a program design change promises to better align our compensation with the interests of our Shareholders, neither the Compensation and Development Committee nor management is compelled to make a change solely to fall in line with current popular practices that may work well for other publicly-traded companies that exist in more typical commercial environments.

The truth is: our industry is unique. Our industry is defined by its geographic centricity which poses a constant threat to our most valuable asset, our people. Our pay plan is a valuable tool in our effort to attract and retain key talent. Were Thor to lose key managers, it would certainly not be in the best interests of our Shareholders in either the short term or the long term. Given the ongoing threat to our talent created by the geographic centricity of our industry, it is essential that our pay plan be simple and transparent. Complicated pay structures that are seemingly ever-shifting in design fail to offer the consistency and transparency that we must have to retain our key talent. They have been tried before in our industry and have failed as often as they have been tried. The resultant impact of those programs was to contribute to the demise of

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what were great competitors, proving the crucial importance of a simple, fair compensation plan to sustained success in our industry. History has proven our pay plan’s ability to deliver results to our Shareholders, and the future success of the Company depends, in many ways, on its maintenance.

While our Compensation Committee implemented no change to the structure of our plan in Fiscal Year 2017 except for adjustments to Todd Woelfer’s compensation outlined below, the lack of change should not be misconstrued as a suggestion that either our Compensation and Development Committee or our management team has not engaged in a thorough evaluation of alternative solutions. As it has done in years past, our Compensation and Development Committee, utilizing the resources and guidance of its consultant, engaged in a thorough and critical assessment of our system and various alternative solutions. It was again concluded that, at this time, our compensation program effectively aligns with the interests of our Shareholders.

Our “Say On Pay” vote record establishes that, historically, our Shareholders agree with our philosophy and understand its importance to our future. Last year, 96.9% of Shareholders voted in favor of our NEO compensation plan. Because we always welcome Shareholder input on our compensation program, in Fiscal Year 2014, we established a dedicated Shareholder outreach program. Consistent with our prior “Say On Pay” voting results, we have received overwhelming support from our Shareholders on our unique plan.

In addition to the “pay for performance” principles first adopted by our founders in 1980, our Compensation and Development Committee is guided by the following practices and principles:

1.	Use of Benchmarking. We benchmark our executive compensation levels to our compensation peer group and to the market generally to ensure that our pay practices are in line with recognized practices of like-sized manufacturing companies.

Shareholder Understanding and Feedback is Important to Us

During Fiscal Year 2014, we began to solicit input and feedback on our compensation program from our Shareholders. The response to date has been overwhelmingly supportive of our program. We will continue to take advantage of opportunities to do so in the future as Shareholder understanding and feedback is important to us. Our Senior Vice President, General Counsel, and Corporate Secretary, Todd Woelfer, coordinates these discussions for us. Feel free to contact Todd if you have questions or wish to provide feedback about our compensation program. He can be reached at (574) 970-7460 or investors@thorindustries.com.

2.	Work with Compensation Consultant. In Fiscal Year 2017, the Compensation and Development Committee utilized Willis Towers Watson as its compensation consultant.

3.	Seek to Attract and Retain Top Level Talent. The Committee ensures that our pay practices are competitive with industry competitors who are our local competition for talent.

4.	Align the Pay Plan with Shareholder Interests. The Committee supports a pay plan that places a significant portion of our executives’ pay at risk, making it variable and dependent upon the pre-tax profits of our business.

5.	Incentivize Sustained Profitability. The Committee promotes a pay plan that incentivizes our executives to deliver sustained profitability for our Shareholders within the guidelines of good corporate governance. The three-year vesting schedule for LTI not only helps retain key talent, but also incentivizes management to perform over the long term.

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Compensation Discussion and Analysis

6.	Identify and Manage Risk. Our Committee evaluates and seeks to minimize risk exposure that is inherent in any pay for performance plan. A strong “no fault” clawback policy, discussed below, helps mitigate the risk as does diligent review of the process that results in compensation decisions.

7.	Review and Evaluate Tally Sheets.

8.	Avoid Change in Control or Post-Employment Obligations for our Top Executives. Our Company does not typically enter into written employment agreements for severance or for compensation in the event of a change in control.

9.	Avoid Any Significant Perquisites for our Executives. Other than an annual physical exam, our NEOs receive no perquisites that are unavailable to our employees.

10.	Maintaining a Simplistic, Transparent Pay Program. Options are not awarded. Our NEOs get no “other compensation” and/or perqs that are not paid to all of Thor’s full-time employees other than an annual physical exam.

11.	The Exercise of Limited or No Discretion. Our pay program is designed to award our management team when performance merits it and to respond appropriately when performance does not. Accordingly, we do not actively revisit the outputs from our program to adjust pay upward or downward. While we have, on very limited occasion, issued unplanned discretionary bonuses in the circumstances of a limited, not likely to be repeated, outstanding performance, we otherwise do not exercise discretion in awarding compensation to our NEOs.

12.	Maintain a “no fault” clawback policy. Our Board of Directors is required to clawback any incentive-based compensation paid to any employee within three (3) years of the issuance of any restated financial statement if such restated financial statement impacts the amount of incentive compensation that should have been paid under any incentive based pay program.

13.	Avoid Single Trigger Vesting of Equity-based Awards upon Change in Control. In our Fiscal Year 2015, the Board approved (for implementation in Fiscal Year 2016) a double trigger for all future awards and grants requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award.

14.	Prohibit hedging or pledging of Company Securities by our NEOs or Board Members. The Company prohibits our Executive Officers and members of its Board of Directors from engaging in any hedging transactions, transacting short sales, or pledging any Company stock.

OUR NEO COMPENSATION FOR FISCAL YEAR 2017

Base Salary

Base salaries are part of the compensation package paid to our executives and are determined according to various factors, including benchmarking, experience, talent, contribution, industry standards, expectations, and performance.

On an annual basis, all employees’ base salaries are reviewed for possible adjustments. Adjustments, though, are not automatic. Instead, they are determined in conjunction with available benchmarking data and/or merit-based factors, driven either by exceptional performance or promotion that often is rooted in experience with our Company. For our executives, the Compensation and Development Committee considers the market practices of our peer group as a guide for recognized ranges of compensation.

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For Fiscal Year 2017, Todd Woelfer received a base salary increase which was intended to align his base salary with available benchmarking data and to recognize him not only for his outstanding performance, but also for a significant increase in his responsibility extending far beyond the scope of responsibility typically managed by his peers.

Variable Incentive Compensation

The variable, performance-based elements comprise the vast majority of our NEOs’ compensation. The elements, our MIP and LTI, are determined based on our NBT. For Fiscal Year 2017, our NEOs’ compensation was approximately 88% incentive-based pay. Our philosophy promotes this type of heavy reliance on variable performance-based pay.

Cash Incentive Awards

Cash incentive compensation consists of our MIP outlined above. We do not adjust or otherwise manipulate earnings in any way. Instead, we report and pay on GAAP earnings. The financial metrics for the performance-based cash incentive compensation for our NEOs are determined prior to our Fiscal Year or within the abbreviated window allotted by Section 162(m) of the Code. The amount of cash incentive compensation for our NEOs is generally calculated and paid on a quarterly basis.

For Fiscal Year 2017, the incentive formulas for our MIP and cash payouts for our NEOs were as follows:

NAME	PERFORMANCE METRIC	AWARD

Peter B. Orthwein	0.25% of Company Pre-Tax Profit	$ 1,390,965

Robert W. Martin	1.75% of Company Pre-Tax Profit less 1.75% of Jayco operations Pre-Tax Profit	$ 8,147,650

Colleen Zuhl	0.25% of Company Pre-Tax Profit less 0.25% of Jayco operations Pre-Tax Profit	$ 1,163,950

Todd Woelfer	0.20% of Company Pre-Tax Profit less 0.20% of Jayco operations Pre-Tax Profit	$ 931,160

Kenneth D. Julian	0.12% of Company Pre-Tax Profit less 0.12% of Jayco operations Pre-Tax Profit	$ 558,696

Upon the acquisition of Jayco, it was determined that Jayco’s contribution to Thor’s NBT would not be included in the calculation of cash incentive paid to our NEOs under our MIP other than with respect to Mr. Orthwein who does not participate in our LTI. Instead, this element of earnings that otherwise would be included in MIP is included in our LTI, driving a larger percentage of our compensation to be equity-based.	The receipt of the cash incentive compensation is contingent upon the executive being employed with the Company or an operating subsidiary at the time of payment and certification by our Compensation and Development Committee that the amount proposed to be paid under the Plan is consistent with predetermined formulas and that there is no cause to consider payment of a lesser amount.

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Compensation Discussion and Analysis

Long-Term Equity Incentive Plan

Like the MIP, the LTI used Fiscal Year 2017 NBT as the metric to determine the awards earned under the plan. As mentioned above, Jayco’s NBT was not included in our MIP calculation. Instead, Jayco’s NBT that would have been included in MIP was added into our LTI.

The LTI awards RSUs instead of cash. The RSUs earned, based on the metrics below, vest in three (3) equal annual installments beginning on the anniversary date of the grant. Participants must remain employees of our Company or one of its subsidiaries through the vesting period to be entitled to receive the stock that is issued upon vesting of the RSUs. An important tool for talent retention, our LTI program provides that any employee who leaves our Company before the vesting date immediately forfeits their right to receive any and all outstanding RSUs.

For Fiscal Year 2017, the amount of LTI awards earned for our NEOs were as follows:

NAME	FY 2017 METRIC	AMOUNT

Peter B. Orthwein (1)	N/A	—

Robert W. Martin	0.50% of Company Pre-Tax Profit plus 1.75% of Jayco operations Pre-Tax Profit	$ 4,371,035

Colleen Zuhl	0.25% of Company Pre-Tax Profit plus 0.25% of Jayco operations Pre-Tax Profit	$ 1,617,980

Todd Woelfer	0.20% of Company Pre-Tax Profit plus 0.20% of Jayco operations Pre-Tax Profit	$ 1,294,384

Kenneth D. Julian	0.175% of Company Pre-Tax Profit plus 0.12% of Jayco operations Pre-Tax Profit	$ 1,082,643

(1)	Mr. Orthwein was not granted an equity award under our LTI due to his significant equity holdings as a founder of our Company

ADDITIONAL COMPENSATION ELEMENTS

Benefits and Perquisites

Unlike most of our peers, we offer no benefits or perquisites to our NEOs that are not available to our broader employee population with the singular exception of a requested annual physical exam to track the health of our NEOs.

Retirement Plans

Our Company does not offer retirement plans to our NEOs. Furthermore, our NEOs are excluded from eligibility in our company-sponsored 401(k) plan, but may participate in our Deferred Compensation Program that is available to all full-time employees who are precluded from participating in our 401(k) program.

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  Stock Ownership and Retention

  Guidelines

In Fiscal Year 2013, our Board adopted stock ownership guidelines for our NEOs and our Board. In Fiscal Year 2015, our Board’s ownership guideline was increased to three (3) times the Board retainer amount. The guidelines require retention of the following levels of stock:

TITLE	STOCK LEVEL

Chief Executive Officer	5 times base salary

Other NEOs	3 times base salary

Board of Directors	3 times base annual retainer

Our NEOs and Board of Directors must satisfy the requirement within five (5) years of, in the case of our NEOs, the date of their first LTI award at their current position or, in the case of the Board of Directors, the date of their first annual award. All Board members and NEOs are either in compliance with the guidelines or will be in compliance once the guideline becomes applicable.

  Clawback Policy

As mentioned above, on a “no fault” basis, our Board of Directors is required to clawback any incentive-based compensation paid to any employee within three (3) years of the issuance of any restated financial statement if such restated financial statement impacts the amount of incentive compensation that should have been paid under any incentive based pay program.

  Anti-Hedging and Pledging Policy

Our Company prohibits our Executive Officers and members of its Board of Directors from engaging in any hedging transactions, transacting short sales, or pledging any Company stock.

  Severance Plans and Change in Control   Agreements

Our Company does not typically enter into written employment agreements for severance or for compensation in the event of a change in control. Our key employees are important to the Company’s long-term success and their value is determined by their efforts to improve our performance. From those efforts, these employees create their own protection in the event of a change in control or employment circumstance. Currently, none of our NEOs has such an agreement with the Company.

Prior to Fiscal Year 2016, the Thor Industries, Inc., 2010 Equity and Incentive Plan (our “2010 Plan”) specifies that, upon the occurrence of a change in control, all options and/or restricted stock and restricted stock unit awards will automatically become vested and exercisable in full and all restrictions or conditions, if any, on any restricted stock or restricted stock unit awards would automatically lapse. In Fiscal Year 2015, the Board voted to amend this plan commencing with restricted stock units awarded based on Fiscal Year 2016 results to require a “double trigger” before such shares would vest. The “double trigger” provides that vesting would occur only upon the occurrence of both a Change in Control (as defined in the 2010 Plan) and either a corresponding change in employment status or the failure of an acquirer to assume the awards. This “double trigger” requirement is a key element in the Thor Industries, Inc. 2016 Equity and Incentive Plan that was approved by the Shareholders at last year’s annual meeting.

The aggregate value of change in control and termination benefits for each NEO is summarized below under the subheading, “Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers” on page 61.

  Tax Deductibility

Our Compensation and Development Committee’s policy is to qualify compensation paid to our Executive Officers for deductibility for federal income tax purposes to the extent it believes it is practical and

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Compensation Discussion and Analysis

in our best interests and in the best interests of our Shareholders. However, to retain highly skilled executives and remain competitive with other employers, our Compensation and Development Committee has the right to authorize compensation that would not be deductible under Section 162(m) of the Code or otherwise.

Section 409A of the Code

Our compensation plans and programs are designed to comply with Section 409A of the Code, which places strict restrictions on plans that provide for the deferral of compensation.

HOW WE MAKE COMPENSATION DECISIONS AND WHY WE MADE THEM FOR FISCAL YEAR 2017

The Compensation Committee

As referenced above, our Compensation and Development Committee is responsible for the oversight of our compensation plan. Each year, the Compensation and Development Committee engages in a thorough evaluation of the performance of our NEOs.

The Board of Directors conducts a review of Mr. Orthwein as Executive Chairman and Mr. Martin as CEO. These evaluations are significant factors to the Committee as it determines the base salary and incentive compensation elements of the compensation plans for the Executive Chairman and CEO. It should be noted, however, that Mr. Orthwein’s compensation, particularly the LTI component where he receives no award, is intentionally suppressed despite his outstanding performance due to his current ownership of a significant amount of Thor stock.

For the other NEOs, the Executive Chairman and CEO evaluate each NEO’s individual performance and recommend a tailored compensation plan for that individual to the Compensation and Development Committee. Messrs. Orthwein and Martin work together to conduct such evaluations and develop appropriate recommendations. The Compensation and Development Committee then reviews and votes to approve or modify these recommendations.

For more information on the Compensation and Development Committee, view our Corporate Governance Section of this Proxy Statement. Additionally, the Compensation and Development Committee’s charter can be found on our website at www.thorindustries.com.

Our Independent Compensation Consultant

In Fiscal Year 2017, the Compensation and

Development Committee utilized Willis Towers Watson as its compensation consultant. Willis Towers Watson reports directly to the Committee, and the Committee is empowered to retain or replace Willis Towers Watson or hire additional consultants at any time. A representative of Willis Towers Watson regularly attends the Committee meetings and provides data and advice to the Committee throughout the year. Additionally, a representative from Willis Towers Watson regularly meets in executive session with the Committee.

Willis Towers Watson’s role is to provide market and peer group data and to advise the Committee on compensation-related decisions.

During Fiscal Year 2017, the compensation consultant provided the following services to the Committee:

•	Provided periodic reports of executive compensation trends;

•	Provided peer group analysis, including benchmarking data, supporting recommendations for the Company’s executive compensation;

•	Reviewed drafts and commented on elements of the Company’s Compensation Discussion and Analysis;

•	Advised the Committee of regulatory developments (e.g. pay ratio rule);

•	Ran TSR analyses for our Committee; and

•	Modeled and evaluated alternative pay programs.

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In Fiscal Year 2017, the total fees and expenses attributable to Willis Towers Watson were $297,278.75.

Our Compensation Peer Group

Importantly, Willis Towers Watson assists the Committee in determining an appropriate compensation peer group. Our Company has a unique challenge in its peer review process as, with the exception of two competitors who are not reasonable compensation peers due to significant size differences, none of the companies with whom we compete for talent are publicly-traded and, therefore, our competitors do not publicly disclose their compensation practices. Geographic proximity to our competitors makes the competition for key talent an ever-present challenge. Our compensation plans are developed with the knowledge of the plans of these key, non-public competitors in mind and are designed to attract and retain industry-leading talent through a program that is reasonable and heavily tied to our Company’s performance. In Fiscal Year 2017, as it has previously, Thor benchmarked its executive pay against a peer group of publicly-traded companies and used this data in conjunction with our own industry-specific knowledge in evaluating its executive compensation practices. The Compensation and Development Committee periodically reviews and, as indicated, updates the peer group. Our general guidelines for our peer group are to include companies that are one-half to two times our revenue; however, our current makeup of peers is slightly more conservative. None of our competitors that fall in that range of revenue publicly disclose their compensation data so none of our competitors are included in this group. However, our peer group represents manufacturing companies of similar size as expressed in sales and market capitalization. Additionally, we sought to identify manufacturing firms that introduce their products to market through dealerships or franchises. Beyond these factors, however, there is no true basis for comparison between Thor and these companies.

While the compensation peer group is not comprised of our market competitors, it nevertheless provides a somewhat meaningful basis for market comparison of our executive compensation packages particularly now that we have three (3) years of data to help monitor trends within the group. We believe the peer group below represents as good a comparator group as can currently be found for our Company. Our peer group for Fiscal Year 2017 consisted of the following companies:

FY 2017 PEER GROUP

AGCO Corporation	Oshkosh Corporation

American Axle Manufacturing, Inc.	Owens Corning

BorgWarner, Inc.	Parker-Hannifin Corporation

Brunswick Corporation	Pentair PLC

Dover Corporation	Polaris Industries, Inc.

Flowserve Corp.	Stanley Black & Decker, Inc.

Fortune Brands Home & Security, Inc.	Tenneco, Inc.

Harley-Davidson, Inc.	Textron, Inc.

In evaluating the competitiveness and reasonableness of our executive compensation practices, we analyze the peer group’s compensation data as reported in their most recent proxy statements. In this process, we measure actual pay data with comparable NEOs and the aggregate NEO compensation. We also evaluate the fixed and incentive-based variables of our compensation program as compared to the peer group. This information is then presented to the Committee for its consideration as it determines the appropriate compensation of our Executive Officers.

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Compensation Discussion and Analysis

MEASURING THE ALIGNMENT: EVALUATING THE RELATIONSHIP BETWEEN OUR FISCAL YEAR 2017 PERFORMANCE AND OUR COMPENSATION

As noted above, our founders developed a pay strategy that was specifically intended to align pay with Company performance, which, in turn and assuming a rational marketplace over time, aligns the pay with TSR. In application, this philosophy has worked exceedingly well. Last year was no exception. Our Company had a great Fiscal Year 2017 and our results include:

•	Company record total sales of $7.25 billion, up 58% from Fiscal Year 2016’s prior record level;

•	Record high net income of $374 million, up 46% from Fiscal Year 2016’s prior record level;

•	Towable RV sales up 53.6% over Fiscal Year 2016;

•	Motorized RV sales up 80.2% over Fiscal Year 2016;

•	Fourth highest one-year TSR and highest three-year TSR in our Peer Group; and

•	Record diluted earnings per share of $7.09, up 45.3% from Fiscal Year 2016’s prior record level.

The success of our philosophy is demonstrated by the relationship between Company performance and NEO compensation. The chart below compares the percentage growth of our CEO’s (Mr. Martin’s) compensation to the percentage growth of our net income before taxes for Fiscal Year 2017. Mr. Martin’s base salary and performance metrics for incentive compensation remain unchanged year over year. In Fiscal Year 2017, earnings before tax increased by 45.2%, and EPS grew by 45.3%. Driven solely by an increase in NBT, the compensation of Mr. Martin increased by 42.4%. The growth in both NBT and EPS was greater than the growth in Mr. Martin’s compensation increase.

Application of our compensation philosophy results in NEO compensation that is heavily determined by variable incentive-based pay. The graphs below depict the relative breakdown between base salary and variable incentive pay as reported in the Summary Compensation Table on page 51.

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As demonstrated in the charts above, implementation of our philosophy resulted in approximately 94% of our CEO compensation and approximately 88% of our NEO compensation being variable performance-based compensation for Fiscal Year 2017. Keeping in mind that our founder, Peter Orthwein, receives no incentive-based LTI award given his large share position in Thor, the charts above still reveal a heavy dependency of the pay program on variable, performance-based compensation. While our Compensation and Development Committee maintains discretion to issue appropriate and necessary bonuses to our NEOs to ensure retention of key talent and also to ensure that formulaic bonuses are earned in the context of good governance, ethics, and business practices, the performance-based incentive compensation portion of the NEO compensation generally increases and decreases based upon the profitability of the Company.

REPORT OF THE COMPENSATION AND DEVELOPMENT COMMITTEE

We, the Compensation and Development Committee of the Board of Directors of Thor Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. After its review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2017.

The Compensation and Development Committee

Jan H. Suwinski, Chair

Andrew E. Graves

Wilson Jones

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Interlocks, Insider Participation, and Risk Assessment

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation and Development Committee is comprised entirely of the three (3) independent Directors listed on the previous page. No member of the Compensation and Development Committee is a current or, during our Fiscal Year 2017 or any time before, was a former Officer or employee of the Company or any of its operating subsidiaries. During Fiscal Year 2017, no member of the Compensation and Development Committee had a relationship that must be described under SEC rules relating to disclosure of related person transactions. In Fiscal Year 2017, none of our Executive Officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation and Development Committee of the Company.

COMPENSATION RISK ASSESSMENT

As our Compensation and Development Committee evaluates our compensation programs, it considers many areas of risk potentially associated with the various programs as well as steps that can be taken to mitigate those risks. This process includes consideration of many factors, including:

•	Oversight of the business and our MIP and LTI provided to our NEOs;

•	Our entrepreneurial culture, which we believe encourages employees to think like owners;

•	Our internal controls, which we believe have been strengthened over the past several years and are consistently reviewed for further opportunity of improvement;

•	Rigorous internal audits that are conducted throughout our Company on a regular basis;

•	Our enterprise risk management program, including an annual assessment of the risks facing our Company led by senior management;
•	Stock Ownership Guidelines and the time-based vesting component of our LTI, which encourage long-term value creation, and serve to counterbalance potentially significant short-term incentive-based compensation;

•	The performance criteria of our MIP and LTI programs, which emphasizes overall business results over individual performance;

•	Linear award calculations under our MIP and LTI, with no steep payout curves or disproportionate increases in compensation payout thresholds that might create incentives to take greater risks for greater rewards;

•	The same metric – pre-tax profits – used each year; this metric has not been changed to take advantage of any benefits associated with short-term circumstances;

•	Our ability to consider non-financial, compliance, and other qualitative performance factors in determining actual compensation payouts for Executive Officers;

•	Our ability to use downward discretion and claw back payments;

•	Finance officers of each of our operating subsidiaries report to our Chief Financial Officer; and

•	The relative performance of the pay program as assessed through the analytics utilized by shareholder advisory firms, which allows for dynamic monitoring of the pay program’s alignment with our compensation group peers and our own performance.

Management and the Compensation and Development Committee will continue to regularly evaluate the risks associated with our compensation programs and will consider changes necessary to prevent incentives to take excessive risk. As a result of our most recent evaluation, we do not believe that our compensation programs created risks that are reasonably likely to have a material adverse effect on the Company. To the contrary, we believe that the programs promote sound business judgment and align employee performance with the realization of the Company’s strategic plan and maximization of Shareholder value.

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Executive Compensation

EXECUTIVE COMPENSATION

The following tables, narrative, and footnotes disclose the compensation paid to the Named Executive Officers of the Company. The Named Executive Officers include the: Executive Chairman; Chief Executive Officer; Senior Vice President and Chief Financial Officer; Senior Vice President, General Counsel, and Corporate Secretary; and Senior Vice President of Administration and Human Resources.

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation awarded to our Named Executive Officers in Fiscal Years 2017, 2016, and 2015:

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($) [1]	BONUS ($) [2]	SHARE AWARDS ($)		OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)		CHANGE IN PENSION VALUE & NONQULALIFIED DEFERRED COMPENSATION EARNINGS	ALL OTHER COMPENSATION ($)	TOTAL ($)
Peter B. Orthwein	2017	500,000	—	—		—	1,390,965	(3)	—	—	1,890,965
Executive Chairman	2016	500,000	—	—		—	952,241		—	—	1,452,241
	2015	750,000	—	—		—	1,440,520		—	—	2,190,520
Robert W. Martin	2017	750,000	—	4,371,035	(4)	—	8,147,650	(5)	—	—	13,268,685
President and Chief	2016	750,000	—	1,904,480		—	6,665,681		—	—	9,320,161
Executive Officer	2015	750,000	—	1,440,520		—	5,041,822		—	—	7,232,342
Colleen Zuhl	2017	600,000	—	1,617,980	(6)	—	1,163,950	(7)	—	—	3,381,930
Senior Vice President and	2016	600,000	75,000	761,792		—	761,792		—	—	2,198,584
Chief Financial Officer	2015	500,000	—	432,156		—	432,158		—	—	1,364,314
Todd Woelfer	2017	600,000	—	1,294,384	(8)	—	931,160	(9)	—	—	2,825,544
Senior Vice President	2016	500,000	75,000	666,568		—	666,568		—	—	1,908,136
General Counsel, and	2015	500,000	—	432,156		—	432,158		—	—	1,364,314
Corporate Secretary
Kenneth D. Julian	2017	500,000	—	1,082,643	(10)	—	558,696	(11)	—	—	2,141,339
Senior Vice President of	2016	500,000	—	666,568		—	457,076		—	—	1,623,644
Administration and	2015	400,000	—	432,156		—	259,294		—	—	1,091,450
Human Resources

(1)	All compensation figures in this table are rounded to the nearest dollar amount.

(2)	The amounts in this column reflect the payment of discretionary bonuses.

(3)	This amount consists of a non-equity incentive plan award paid to Mr. Orthwein for Fiscal Year 2017 equal to 0.25% of our pre-tax profits for each fiscal quarter during the Fiscal Year.

(4)	This amount consists of an equity incentive plan award paid to Mr. Martin for Fiscal Year 2017 which was based on a formula equal to 0.5% of our pre-tax profits plus 1.75% of Jayco operations pre-tax profits.

(5)	This amount consists of a non-equity incentive plan award to Mr. Martin in Fiscal Year 2017 which was based on a formula equal to 1.75% of our pre-tax profits for each fiscal quarter during the Fiscal Year less 1.75% of Jayco operations pre-tax profits.

(6)	This amount consists of an equity incentive plan award to Ms. Zuhl for Fiscal Year 2017 which was based on a formula equal to 0.25% of our pre-tax profits plus 0.25% of Jayco operations pre-tax profits.

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(7)	This amount consists of a non-equity incentive plan award to Ms. Zuhl for Fiscal Year 2017 which was based on a formula equal to 0.25% of our pre-tax profits for each fiscal quarter during the Fiscal Year less 0.25% of Jayco operations pre-tax profits.

(8)	This amount consists of an equity incentive plan award to Mr. Woelfer for Fiscal Year 2017 which was based on a formula equal to 0.20% of our pre-tax profits plus 0.20% of Jayco operations pre-tax profits.

(9)	This amount consists of a non-equity incentive plan award to Mr. Woelfer for Fiscal Year 2017 which was based on a formula equal to 0.20% of our pre-tax profits for each fiscal quarter during the Fiscal Year less 0.20% of Jayco operations pre-tax profits.

(10)	This amount consists of an equity incentive plan award to Mr. Julian for Fiscal Year 2017 which was based on a formula equal to 0.175% of our pre-tax profits plus 0.12% of Jayco operations pre-tax profits.

(11)	This amount consists of a non-equity incentive plan award to Mr. Julian for Fiscal Year 2017 which was based on a formula equal to 0.12% of our pre-tax profits for each fiscal quarter during the Fiscal Year less 0.12% of Jayco operations pre-tax profits.

Grants of Plan-Based Awards for Fiscal Year 2017

The following table summarizes the grants made to each of our NEOs for Fiscal Year 2017 under our 2016 Plan or other plans or arrangements:

		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			GRANT DATE FAIR VALUE OF SHARE AND OPTION AWARDS [3]
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($) [1]	MAX ($) [2]	THRESHOLD (#)	TARGET (#) [1]	MAX (#) [2]
Peter B. Orthwein	8/8/2016	$0	$952,240
	8/8/2016					– (4)		–
Robert W. Martin	8/8/2016	$0	$6,665,680
	8/8/2016				$0	$1,904,480		$4,371,035	(5)
Colleen Zuhl	8/8/2016	$0	$952,240
	8/8/2016				$0	$952,240		$1,617,980	(6)
Todd Woelfer	8/8/2016	$0	$761,792
	8/8/2016				$0	$761,792		$1,294,384	(7)
Kenneth D. Julian	8/8/2016	$0	$457,075
	8/8/2016				$0	$666,568		$1,082,643	(8)

(1)	Under our Plan, we do not set targets or goals. We compensate on a percentage of our NBT. Due to the lack of identified targets and pursuant to SEC guidance, the targets listed here are representative targets equal to amounts that would be earned in Fiscal Year 2017 under our non-equity incentive plan and under our equity incentive plan based on our Fiscal year 2016 results. With respect to our LTI, NBT is denominated in dollars, but the relevant percentage of NBT earned will be paid out in restricted stock units in the form of whatever number of shares of the Company on a 1-to-1 basis that amount translates into at the time of the payout.

(2)	Our 2016 Plan limits total award at $20,000,000.

(3)	Represents the fair value per share of awards as of the grant date pursuant to FASB ASC Topic 718.

(4)	Mr. Orthwein was not granted an equity award under our LTI due to his significant equity holdings as a founder of our Company.

(5)	As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Martin was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.5% of our pre-tax profits plus 1.75% of Jayco operations pre-tax profits during Fiscal Year 2017 (the actual grant date fair value of this award was $4,371,035). The restricted stock units vest in three equal annual installments beginning on the first

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anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2

(6)	As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Ms. Zuhl was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.25% of our pre-tax profits plus 0.25% of Jayco operations pre-tax profits during Fiscal Year 2017 (the actual grant date fair value of this award was $1,617,980). The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2.

(7)	As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Woelfer was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.20% of our pre-tax profits plus 0.20% of Jayco operations pre-tax profits during Fiscal Year 2017 (the actual grant date fair value of this award was $1,294,384). The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2.

(8)	As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Julian was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.175% of our pre-tax profits plus 0.12% of Jayco operations pre-tax profits during Fiscal Year 2017 (the actual grant date fair value of this award was $1,082,643). The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2.

Executive Employment Agreements

Currently, none of our NEOs have written employment agreements.

Summary of Equity Compensation Plans

Thor Industries, Inc. 2016 Equity and Incentive Plan

We adopted, and our Shareholders approved, our 2016 Plan on December 9, 2016. Our 2016 Plan is designed to enable us to obtain and retain the services of the types of employees and Directors who will contribute to our long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of our Shareholders. The maximum number of shares issuable under our 2016 Plan is 2,000,000 (subject to adjustment) of which a maximum of 2,000,000 shares can be awarded as restricted stock or restricted stock units.

Our 2016 Plan is administered by the Compensation and Development Committee (our “Committee”). Our Committee may consist solely of two or more members of our Board who qualify as “outside directors” within the meaning of Section 162(m) of the Code, and as “non-employee directors” under Rule 16b-3 as promulgated under Section 16 of the Exchange Act.

Eligibility

Our employees and Directors and those of our affiliated companies, as well as those whom we reasonably expect to become our employees and Directors or those of our affiliated companies, are eligible to receive awards, provided that incentive stock options may be granted only to employees. A written agreement between us and each participant in the 2016 Plan will evidence the terms of each award granted under the 2016 Plan.

Shares Subject to the Plan

Subject to adjustment to reflect certain corporate transactions or changes in our capital structure, the total number of shares of Common Stock that will be available for the grant of awards under the 2016 Plan may not exceed 2,000,000, of which a maximum of 2,000,000 shares may be awarded as restricted awards.

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Executive Compensation

The aggregate grant date fair value of awards that may be granted during any fiscal year to any non-employee Director shall not exceed $500,000. Awards for fractional shares of Common Stock may not be issued under the terms of the 2016 Plan. Stock available for distribution under the 2016 Plan may be authorized and unissued shares, treasury shares, or shares reacquired by us in any manner. If any award under the 2016 Plan is canceled, forfeited, or expires, in whole or in part, prior to exercise or realization, the Common Stock withheld from issuance under that award will become available for future issuance under the 2016 Plan.

Administration

Our Board of Directors, or a Committee of members of our Board of Directors appointed by our Board of Directors, administers the 2016 Plan and that administrator is referred to in this Proxy Statement as the “Administrator.” Among other responsibilities, the Administrator selects participants from among the eligible individuals, determines the number of shares of Common Stock that will be subject to each award, prescribes the terms and conditions of each award, including, without limitation, the exercise price, methods of payment, and vesting provisions, and restrictions on awards.

Stock Options

Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements. Employees and Directors, and those whom the Administrator reasonably expects to become employees and Directors, may be granted nonstatutory stock options, but only employees may be granted incentive stock options. The Administrator determines the exercise price of stock options granted under the 2016 Plan. Subject to certain exceptions, the exercise price of an incentive or nonstatutory stock option shall be at least 100% (and in the case of an incentive stock option granted to a more than 10% Shareholder, 110%) of the fair market value of the Common Stock subject to that option on the date that option is granted. The Administrator determines the rate at which options vest (options may vest only after the expiration of a minimum one-year period from the date of the award) and any other conditions with respect to exercise of the options. Incentive stock options may not be exercisable for more than ten years from the date they are granted (five years in the case of an incentive stock option granted to a more than 10% Shareholder).

Acceptable consideration for the purchase of our Common Stock issued upon the exercise of a stock option includes cash or certified or bank check, and as determined by the Administrator may include (1) the tender of (or attestation to) our Common Stock previously owned by the option holder, (2) a broker-assisted cashless exercise, (3) reduction of the number of shares deliverable upon exercise, and (4) other legal consideration approved by the Administrator.

Incentive stock options are not transferable except by will or the laws of descent and distribution and may only be exercised during the option holder’s lifetime by the option holder. The Administrator may permit nonstatutory stock options to be transferred if the transfer is a transfer by gift or domestic relations order to a member of the option holder’s immediate family, any person sharing the option holder’s household (other than a tenant or employee), or a related trust or foundation. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death.

Restricted Awards and Performance Compensation Awards

The Administrator may, in its discretion, grant restricted awards, including both restricted stock and restricted stock units (a hypothetical account that is paid in the form of shares of Common Stock or cash), and performance compensation awards. The Administrator will determine, in its sole discretion, the terms of each award. Shares of Common Stock acquired under a restricted award may be subject to forfeiture. Restricted stock may not be sold or transferred during the restricted period. The Administrator may provide for an acceleration of vesting in the terms of any restricted award.

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A performance compensation award entitles the recipient to receive Common Stock or hypothetical common share units upon the attainment of specified performance goals. Cash bonuses may also be designated as performance compensation awards. The Administrator in its sole discretion shall determine the performance goals applicable to each performance compensation award and the periods during which the performance is to be measured. No participant may be granted performance compensation awards with respect to more than 2,000,000 shares of Common Stock in a performance period (no more than 2,000,000 in the case of performance compensation awards that are restricted awards), or the equivalent cash value on the first or last day of the performance period, as the Administrator determines. No participant may receive a cash bonus award in excess of $20,000,000 in a single calendar year.

Except as otherwise determined by the Administrator, upon termination of employment or other service during the applicable restricted period, restricted stock and performance compensation awards that remain at that time subject to restrictions will be forfeited and become available for regrant.

Stock Appreciation Rights

The Administrator may, in its discretion, grant stock appreciation rights to participants. Generally, stock appreciation rights permit a participant to exercise the right and receive a payment equal to the value of our Common Stock’s appreciation over a span of time in excess of the fair market value of a share of Common Stock on the date of grant of the stock appreciation right.

Adjustments in Capitalization

Subject to the terms of an award agreement, if there is a specified type of change in our Common Stock, such as stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization, appropriate equitable adjustments or substitutions will be made to the various limits under, and the share terms of, the 2016 Plan and the awards granted thereunder, including (1) the number and class of shares reserved under the 2016 Plan, (2) the maximum number of shares with respect to which any participant may be granted awards, and (3) the number and class of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards. In addition, in the event of certain mergers, the sale of all or substantially all of our assets or our reorganization or liquidation, the Administrator may cancel outstanding awards and cause participants to receive, in cash, stock, or a combination thereof, the value of the awards.

Change in Control

Subject to the terms of an award agreement, in the event of a change in control, as defined in the 2016 Plan, (i) any and all outstanding options and stock appreciation rights granted hereunder shall become immediately exercisable unless such awards are assumed, converted, replaced, or continued by the continuing entity; provided, however, that in the event of a participant’s termination of employment without cause or resignation for good reason within twenty-four (24) months following consummation of a change in control, any awards so assumed, converted, replaced or continued will become immediately exercisable; (ii) any restriction imposed on a restricted award or performance compensation award shall lapse unless such awards are assumed, converted, replaced or continued by the continuing entity; provided, however, that in the event of a participant’s termination of employment without cause or resignation for good reason within twenty-four (24) months following consummation of a change in control, the restrictions on any awards so assumed, converted, replaced, or continued shall lapse; and (iii) the portion of any and all performance compensation awards that remain outstanding following the occurrence of a change in control shall be determined by applying actual performance from the beginning of the performance period through the date of the change in control using the performance formula to determine the amount of the payout or distribution rounded to the nearest whole share of Common Stock. Notwithstanding the

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foregoing, if the change in control occurs prior to the end of a performance period for an award, the performance formula shall generally be adjusted to take into account the shorter period of time available to achieve the performance goals.

The portion of an award that remains outstanding following the occurrence of a change in control shall vest in full at the end of the performance period set forth in such award so long as the participant’s employment (or if the participant is a Director, service) with the Company or one of its subsidiaries does not terminate until the end of the performance period. Notwithstanding the foregoing, such portion shall vest in full upon the earliest to occur of the following events: (i) the termination of the participant by the Company without cause, (ii) the refusal of the continuing entity to assume, convert, replace, or continue the award, or (iii) the resignation of the participant for good reason.

“Cause” as used herein generally means the employee has been committed or pled guilty to a felony or a crime involving moral turpitude, has engaged in conduct likely to result in harm to the Company’s reputation, has been grossly negligent, has engaged in willful misconduct with respect to the Company, or violated federal or state securities laws. “Good reason” as used herein generally means a diminution of the participant’s duties or authority, any relocation of more than 50 miles, or a material reduction in salary.

“Change in control” as defined in the plan, is to be construed to the effect that any transaction treated as a change in control under the plan results in a change of ownership or effective control of a corporation, or a change in ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of the regulations under Section 409A of the Internal Revenue Code of 1986, as amended, or the Code.

Amendments

Our Board of Directors may amend, suspend, or terminate the 2016 Plan at any time. Amendments will not be effective without Shareholder approval if Shareholder approval is required by applicable law or stock exchange requirements. The Board of Directors may amend any award, provided that if the amendment does not impair the rights under the award, the amendment requires the written consent of the participant. However, the Company generally may only reduce the exercise price of an option or stock appreciation right, or cancel outstanding option and stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with a lower exercise price, with Shareholder approval.

Thor Industries, Inc. 2010 Equity and Incentive Plan

We adopted, and our Shareholders approved, our 2010 Plan. Our 2010 Plan is designed to enable us to obtain and retain the services of the types of employees and Directors who will contribute to our long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of our Shareholders. Our Board approved our 2010 Plan on October 25, 2010. The maximum number of shares issuable under our 2010 Plan is 2,000,000 (subject to adjustment) of which a maximum of 1,000,000 shares can be awarded as restricted stock or restricted stock units.

Our 2010 Plan is administered by the Compensation and Development Committee (our “Committee”). Our Committee may consist solely of two or more members of our Board who qualify as “outside directors” within the meaning of Section 162(m) of the Code, and as “non-employee directors” under Rule 16b-3 as promulgated under Section 16 of the Exchange Act.

Eligibility

Awards may be granted to our employees and Directors and those individuals whom our Committee determines are reasonably expected to become employees or Directors following the date of the grant of the award (“Participants”), provided that incentive stock options

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may be granted only to employees. Awards may be in the form of options (incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, performance compensation awards, and stock appreciation rights (collectively, “Awards”).

Options

Options may be granted as incentive stock options (stock options intended to meet the requirements of Section 422 of the Code) or nonstatutory stock options (stock options not intended to meet such requirements) and will be granted in such form and will contain such terms and conditions as our Committee deems appropriate. The term of each option will be fixed by our Committee, but no incentive stock option may be exercisable after the expiration of ten (10) years from the grant date; provided, that, in the case of incentive stock options granted to a 10% Shareholder, the term of such option may not exceed five (5) years from the grant date. The exercise price of each incentive stock option may not be less than 100% of the fair market value of the Common Stock subject to the option on the date of grant; provided, that, in the case of incentive stock options granted to a 10% Shareholder, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each nonstatutory stock option may not be less than 100% of the fair market value of the Common Stock subject to the option on the date of grant. Our Committee will determine the time or times at which, or other conditions upon which, an option will vest or become exercisable. Payment in respect of the exercise of an option may be made in cash or by certified or bank check, or our Committee may, in its discretion and to the extent permitted by law, allow such payment to be made by surrender of unrestricted shares of Common Stock (with a fair market value equal to the exercise price) that have been held by the Participant for any period deemed necessary by our accountants to avoid an additional compensation charge, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have a fair market value equal to the exercise price, or through a broker-assisted cashless exercise program, a net exercise method, or in any other form of legal consideration that may be acceptable to our Committee.

Restricted Stock and Restricted Stock Units

Our Committee may award actual shares of our Common Stock (“Restricted Stock”) or hypothetical Common Stock units having a value equal to the fair market value of an identical number of shares of our Common Stock (“Restricted Stock Units”), which Award may, but need not, provide that such Restricted Stock or Restricted Stock Units may not be sold, assigned, transferred, or otherwise disposed of, pledged, or hypothecated as collateral for a loan or as security for the performance of an obligation or for any other purpose for such period (the “Restricted Period”) as our Committee shall determine. Subject to the restrictions set forth in the Award, Participants who are granted Restricted Stock generally will have the rights and privileges of a Shareholder as to such Restricted Stock, including the right to vote such Restricted Stock. Cash dividends and stock dividends with respect to Restricted Stock may be withheld by our Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by our Committee. The cash dividends or stock dividends so withheld by our Committee and attributable to any particular share of Restricted Stock will be distributed to the Participant in cash or, at the discretion of our Committee, in shares of Common Stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on such shares. The Restricted Period shall commence on the date of the grant and end at the time or times set forth on a schedule established by our Committee in the applicable Award agreement. At the discretion of our Committee, cash dividends and stock dividends (“Dividend Equivalents”) also may be paid with respect to Restricted Stock Units which, if credited, shall be withheld for the Participant’s account and distributed upon the settlement of the

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Restricted Stock Unit. If the Restricted Stock or the Restricted Stock Units, as applicable, are forfeited, the Participant shall have no right to such dividends and/or Dividend Equivalents.

Performance Compensation Awards

Our 2010 Plan provides our Committee with the authority, at the time of grant of any Award (other than options and stock appreciation rights granted with an exercise price or grant price equal to or greater than the fair market value per share of stock on the date of the grant), to designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In addition, our 2010 Plan provides our Committee with the authority to make an Award of a cash bonus to any Participant and designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

The maximum performance compensation Award payable to any one Participant under our 2010 Plan for a Performance Period is 2,000,000 shares of our Common Stock or, in the event such performance compensation award is paid in cash, the equivalent cash value thereof, as determined by our Committee. If the performance compensation Award is in the form of Restricted Stock or Restricted Stock Units, then the maximum performance compensation Award payable to any one Participant for a Performance Period is 1,000,000 shares of our Common Stock. The maximum amount that can be paid in any calendar year to any Participant pursuant to a performance compensation Award in the form of a cash bonus is $10,000,000.

Stock Appreciation Rights

Stock appreciation rights may be granted either alone (“Free Standing Rights”) or, provided the requirements of our 2010 Plan are satisfied, in tandem with all or part of any option granted under our 2010 Plan (“Related Rights”). Upon exercise thereof, the holder of a stock appreciation right would be entitled to receive from our Company an amount equal to the product of (i) the excess of the fair market value of our Common Stock on the date of exercise over the exercise price per share specified in such stock appreciation right or its related option, multiplied by (ii) the number of shares for which such stock appreciation right is exercised. The exercise price of a Free Standing Right shall be determined by our Committee, but shall not be less than 100% of the fair market value of our Common Stock on the date of grant of such Free Standing Right. A Related Right granted simultaneously with or subsequent to the grant of an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option. A stock appreciation right may be settled, at the sole discretion of our Committee, in cash, shares of our Common Stock, or a combination thereof.

Change in Control

In the event of a Change in Control (as defined in our 2010 Plan) of our Company, and either in or not in combination with another event such as a termination of the applicable Participant’s service by our Company without cause, unless otherwise provided in an Award agreement, all options and stock appreciation rights will become immediately exercisable with respect to 100% of the shares subject to such option or stock appreciation rights, and the restrictions will expire immediately with respect to 100% of such shares of Restricted Stock or Restricted Stock Units subject to such Award (including a waiver of any applicable Performance Goals). In addition, unless otherwise provided in an Award agreement, all incomplete Performance Periods in respect of a performance compensation Award will end upon a Change in Control, and our Committee will (a) determine the extent to which performance goals with respect to each such Performance Period have been met, and (b) cause to be paid to the applicable Participant partial or full performance compensation awards with respect to performance goals for each such Performance Period based upon our Committee’s determination of the degree of attainment of performance goals or assuming that applicable “target” levels of

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	59

performance have been attained or on such other basis as determined by our Committee. Further, in the event of a Change in Control, our Committee may in its discretion and upon advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of our Common Stock received or to be received by other Shareholders of our Company.

In Fiscal Year 2015, the Board voted to amend this plan commencing with Fiscal Year 2016 to require a “double trigger” requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award. This change will be applicable to new grants only. Grants outstanding before the Board approved the change will continue to be single trigger.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth information concerning option awards and share awards held by our NEOs as of July 31, 2017:

	OPTION AWARDS				STOCK AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS THAT HAVE NOT VESTED (#)

Peter B. Orthwein	–	–	–	–	–	–

Robert W. Martin	–	–	–	–	49,838 (1)	$5,250,433

Colleen Zuhl	–	–	–	–	15,821 (2)	$1,666,742

Todd Woelfer	–	–	–	–	14,696 (3)	$1,548,224

Kenneth D. Julian	–	–	–	–	14,696 (4)	$1,548,224

(1)	On September 7, 2012, Mr. Martin received a restricted stock award of 9,498 shares. The remaining 1,899 shares vest on the fifth anniversary of the date of grant. Mr. Martin received a restricted stock unit award on October 9, 2014 of 24,317 units; October 9, 2015 of 26,016 units; and October 10, 2016 of 22,487 units. These units vest in three equal annual installments commencing on the one year anniversary date of each of the awards respectively.

(2)	Ms. Zuhl received a restricted stock unit award of 4,863 units on October 9, 2014; 7,804 units on October 9, 2015; and 8,995 units on October 10, 2016. These units vest in three equal annual installments commencing on the one year anniversary date of each of the awards respectively.

(3)	Mr. Woelfer received a restricted stock unit award of 4,863 units on October 9, 2014; 7,804 units on October 9, 2015; and 7,870 units on October 10, 2016. These units vest in three equal annual installments commencing on the one year anniversary date of each of the awards respectively.

(4)	Mr. Julian received a restricted stock unit award of 4,863 units on October 9, 2014; an award of 7,804 units on October 9, 2015; and 7,870 units on October 10, 2016. These units vest in three equal annual installments commencing on the one year anniversary date of each of the awards respectively.

60	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

Executive Compensation

Option Exercises and Shares Vested in Fiscal Year 2017

There were no options exercised by our NEOs in Fiscal Year 2017. None of our NEOs own options, and none were awarded in Fiscal Year 2017. The following table summarizes information regarding the vesting of share awards for each NEO in Fiscal Year 2017:

	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE (#)	NUMBER OF SHARES AQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING (#)
Peter B. Orthwein	—	—	—	—

Robert W. Martin	—	—	31,105	$2,671,827

Colleen Zuhl	—	—	4,931	$418,395

Todd Woelfer	—	—	5,639	$478,469

Kenneth D. Julian	—	—	5,639	$478,469

Non-Qualified Deferred Compensation for Fiscal Year 2017

The following table shows the contributions, earnings, and account balances for Fiscal Year 2017 for the NEOs participating in our Deferred Compensation Plan:

	EXECUTIVE CONTRIBUTIONS IN FISCAL YEAR 2017 [1]	REGISTRANT CONTRIBUTIONS IN FISCAL YEAR 2017	AGGREGATE EARNINGS IN IN FISCAL YEAR 2017	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT 7/31/17
Colleen Zuhl	$ 53,325	—	$14,446	—	$162,673

Todd Woelfer	$178,563	—	$29,991	—	$315,749

Kenneth D. Julian	$ 42,899	—	$15,254	—	$167,086

(1)	The amounts shown as contributions are also included in the amounts shown as Fiscal Year 2017 salary column of the Summary Compensation Table on page 51.

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	61

Summary of Deferred Compensation Plan

On December 9, 2008, our Board approved and adopted the amended and restated Thor Industries, Inc. Deferred Compensation Plan (our “Deferred Compensation Plan”), which was amended and restated primarily to comply with Section 409A of the Code. The general purpose of our Deferred Compensation Plan is to provide our eligible employees with the benefits of an unfunded, non-qualified deferred compensation program.

Under our Deferred Compensation Plan, participants may elect to defer portions of their salary and bonus amounts. The amounts are credited to the participant’s individual account, which is credited with earnings and losses based on the performance of certain investment funds selected by us and elected by the participant.

Participants are vested in their elective deferrals at all times. Vested benefits become payable under our Deferred Compensation Plan (i) upon the participant’s separation from service, (ii) upon the occurrence of a change in control, (iii) upon the participant’s death or disability, or (iv) in connection with a severe financial hardship due to an unforeseen emergency (but in this case amounts payable are limited to the amount necessary to satisfy the emergency plus anticipated taxes). In each case, payment will be made within ninety (90) days following the event triggering the payment unless the participant is determined by our Board to be a specified employee under Section 409A of the Code and the payment trigger is the participant’s separation from service, in which case the payment will be delayed for a period of six (6) months.

At the time the participant makes a deferral election, the participant may elect a lump sum payment or installment payments spreading payment over 2 to 15 years upon separation from service.

Our Compensation and Development Committee administers our Deferred Compensation Plan. Our Compensation and Development Committee has the ability to modify or terminate the plan, provided that any modification or termination does not adversely affect the rights of any participant or beneficiary as to amounts under the plan. Our Compensation and Development Committee also has the ability to terminate our Deferred Compensation Plan and accelerate the payments of all vested accounts in connection with certain corporate dissolutions or changes of control, provided that the acceleration is permissible under Section 409A of the Code. Our Deferred Compensation Plan is intended to comply with Section 409A of the Code..

Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers

Except for (i) potential payments under our Deferred Compensation Plan and (ii) the previously discussed lapsing of restrictions on certain restricted awards, as of July 31, 2017, there were no potential obligations owed to our NEOs or their beneficiaries under existing plans or arrangements, whether written or unwritten, in the event of a change in control or termination of employment, including because of death, disability, or retirement.

The Company has no employment or similar agreements with any NEO with provisions regarding severance or change in control benefits.

Our Deferred Compensation Plan provides for payment of the vested deferred amounts upon termination of employment and following a change in control. Under our Deferred Compensation Plan, if an NEO’s employment terminated on or before July 31, 2017, or if the NEO died or became disabled, the entire vested account balance (reported in the “Aggregate Balance at 7/31/17” column of the Non-Qualified Deferred Compensation table above) would be paid. A change in control would also trigger payment to the NEO.

62	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

Ownership of Common Stock

The following table sets forth information as of September 1, 2017, with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of our Common Stock by: (i) each person known by the Company to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding Common Stock; (ii) each Director of the Company; (iii) each Executive Officer of the Company named in the Summary Compensation Table on page 51; and (iv) all Executive Officers and Directors of the Company as a group. As of September 1, 2017, there were 52,753,755 shares of Common Stock issued and outstanding, including 167,714 shares issuable under restricted stock units which will vest within sixty (60) days from September 1, 2017:

	BENEFICIAL OWNERSHIP [2]
NAME AND ADDRESS OF BENEFICIAL OWNER [1]	NUMBER OF SHARES	PERCENT
Peter B. Orthwein	2,032,014 (3)	3.9%

Robert W. Martin	79,064 (4)	*

Colleen Zuhl	13,779 (5)	*

Todd Woelfer	12,603 (6)	*

Kenneth D. Julian	17,630 (7)	*

Andrew Graves	10,039 (8)	*

Wilson Jones	3,000 (9)	*

J. Allen Kosowsky	10,000 (10)	*

Alan Siegel	512,808 (11)	1.0%

Jan H. Suwinski	15,000 (12)	*

James L. Ziemer	8,000 (13)	*

The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	4,042,036 (14)	7.7%

BlackRock Fund Advisors 400 Howard Street San Francisco, CA 94105	4,042,984 (15)	7.7%

All directors and executive officers as a group (eleven persons)	2,713,937 (16)	5.1%

*	less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Thor Industries, Inc., 601 East Beardsley Avenue, Elkhart, Indiana 46514.

(2)	Except as otherwise indicated, the persons in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them and such shares include restricted stock and restricted stock units which are currently exercisable or will become exercisable or vested within sixty (60) days from September 1, 2017.

(3)	Includes 1,396,352 shares held directly; 67,140 shares owned by Mr. Orthwein’s wife; 30,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s half-brother, of which Mr. Orthwein is a trustee; 74,783 shares owned of record by the Trust FBO Peter B. Orthwein, of which Mr. Orthwein is the trustee and beneficiary; 40,039 shares held by a charitable annuity trust of which Mr. Orthwein and his wife are trustees and Mr. Orthwein’s three youngest children are beneficiaries; 124,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s children for which Mr. Orthwein acts as a trustee; and 299,700 shares held in a trust of which Mr. Orthwein is sole trustee for his three youngest children as beneficiaries.

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	63

(4)	Includes 52,892 shares held directly; 1,899 restricted shares of an award of 9,498 restricted shares granted on September 7, 2012 under our 2010 Plan, which vest in five (5) installments commencing on the one-year anniversary date of the award. All restricted shares include the right to vote upon grant. Also includes 8,107 restricted stock units of a 24,317 restricted stock unit grant on October 9, 2014; 8,671 restricted stock units of a 26,016 restricted stock unit grant on October 9, 2015, each under our 2010 Plan. Also includes 7,495 restricted stock units of a 22,487 restricted stock grant on October 10, 2016, granted under our 2016 Plan. All restricted stock units vest in three equal annual installments commencing on the one year anniversary date of the award.

(5)	Includes 6,557 shares held directly; 1,623 restricted stock units of an award of 4,863 restricted stock units granted on October 9, 2014; and 2,601 restricted stock units of an award of 7,804 restricted stock units granted on October 9, 2015, each under our 2010 Plan. Also includes 2,998 restricted stock units of an award of 8,995 restricted stock units on October 10, 2016, under our 2016 Plan. All restricted stock units vest in three equal installments commencing on the one year anniversary date of the award.

(6)	Includes 5,756 shares held directly; 1,623 restricted stock units of an award of 4,863 restricted stock units granted on October 9, 2014; 2,601 restricted stock units of an award of 7,804 restricted stock units granted on October 9, 2015, each under our 2010 Plan. Also includes 2,623 restricted stock units of an award of 7,870 restricted stock units on October 10, 2016, under our 2016 Plan. All restricted stock units vest in three equal annual installments commencing on the one year anniversary of the award.

(7)	Includes 10,783 shares held directly; 1,623 restricted stock units of an award of 4,863 restricted stock units granted on October 9, 2014; 2,601 restricted stock units of an award of 7,804 restricted stock units granted on October 9, 2015, each under our 2010 Plan. Also includes 2,623 grant of an award of 7,870 restricted stock units on October 10, 2016, under our 2016 Plan. All restricted stock units vest in three equal annual installments commencing on the one year anniversary date of the award.

(8)	Consists of 9,039 shares held directly and 1,000 restricted stock units awarded on October 10, 2016, under our 2016 Plan which vest on the anniversary of the date of grant.

(9)	Consists of 2,000 shares held directly and 1,000 restricted stock units awarded on October 10, 2016, under our 2016 Plan which vest on the anniversary of the date of grant.

(10)	Consists of 9,000 shares held directly and 1,000 restricted stock units awarded on October 10, 2016, under our 2016 Plan which vest on the anniversary of the date of grant.

(11)	Consists of 3,988 shares held directly and 1,000 restricted stock units awarded on October 10, 2016, under our 2016 Plan which vest on the anniversary of the date of grant. Also includes 507,820 shares owned by The Thompson Family Foundation of which Mr. Siegel is an officer and director and of which he may be deemed to have the shared power to direct the voting and disposition of such shares.

(12)	Consists of 14,000 shares held directly and 1,000 restricted stock units awarded on October 10, 2016, under our 2016 Plan which vest on the anniversary of the date of grant.

(13)	Consists of 7,000 shares held directly and 1,000 restricted stock units awarded on October 10, 2016, under our 2016 Plan which vest on the anniversary of the date of grant.

(14)	The number of shares listed for The Vanguard Group, Inc. is based on a Schedule 13F filed on August 11, 2017.

(15)	The number of shares listed for BlackRock Fund Advisors is based on a Schedule 13F filed August 10, 2017 (represents combined BlackRock Fund Advisors and BlackRock Institutional Trust Company).

(16)	Includes an aggregate of 51,189 restricted stock units which will vest within sixty (60) days from September 1, 2017.

64	NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT

Additional Corporate Governance Matters

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

We reimbursed Mr. Orthwein $78,000 in Fiscal Year 2017 for certain costs, including office rent and utilities for offices used by Mr. Orthwein.

Our Audit Committee is required to review and approve all related party transactions that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. All such related party transactions must also be approved by the disinterested members of our Board if required by Delaware General Corporation Law. Through its review for Fiscal Year 2017 activity, the Audit Committee identified no such transactions other than disclosed above.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require the filing of certain reports by officers, directors, and beneficial owners of more than ten percent (10%) of our securities with the SEC and the NYSE. Specific due dates have been established and we are required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to us, or written representations that no such filings were required, the Company believes that all filing requirements were satisfied by each of our Officers, Directors, and ten percent (10%) Shareholders during Fiscal Year 2017.

Shareholder Proposals

Proposals by Shareholders that are intended to be presented at the 2018 Annual Meeting of Shareholders must be received by the Company on or before July 5, 2018, to be included in the Proxy Statement and form of proxy for the 2018 Annual Meeting of Shareholders.

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements.

Other Matters

Management knows of no other matters that will be presented for consideration at the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Todd Woelfer

Senior Vice President,

General Counsel, and Corporate Secretary

November 2, 2017

NOTICE OF 2017 ANNUAL MEETING & PROXY STATEMENT	65

THOR INDUSTRIES, INC. ATTN: W. TODD WOELFER 601 EAST BEARDSLEY AVENUE ELKHART, IN 46514

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees
01 Jan H. Suwinski 02 J. Allen Kosowsky 03 Wilson Jones
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2. Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our Fiscal Year 2018.							☐	☐	☐
3. Non-binding advisory vote to approve the compensation of our named executive officers (NEOs).							☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 year	2 years	3 years	Abstain
4. Advisory vote on the frequency of holding the “Say on Pay” Vote.						☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

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THOR INDUSTRIES, INC. Annual

Meeting of Shareholders

December 12, 2017 1:00 PM EST

This proxy is solicited by the Board of Directors

The undersigned shareholder of Thor Industries, Inc. hereby appoints Peter B. Orthwein and W. Todd Woelfer, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of THOR INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 1:00 PM, EST on December 12, 2017, at Grand Hyatt New York 109 East 42nd Street New York, NY 10017, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side